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                                                                    EXHIBIT 10.3


                              DATED 6th APRIL 2000


                       GLOBAL HEALTHCARE PARTNERS LIMITED

                                     - and -

                THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND
                                     as Bank


                 ----------------------------------------------

                                CREDIT AGREEMENT
                                   relating to
                 (i) a sterling term loan and guarantee facility
                         of pounds sterling 34,000,000;
             (ii) a sterling revolving capital expenditure facility
                        of pounds sterling 7,000,000; and
            (iii) an overdraft facility of pounds sterling 1,000,000

                 ----------------------------------------------



                            [DENTON WILDE SAPTE LOGO]
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                                TABLE OF CONTENTS
                                                                           PAGE
CLAUSE    HEADING                                                         NUMBER

1.     DEFINITIONS AND INTERPRETATION ....................................   1
1.1    Definitions .......................................................   1
1.2    Headings ..........................................................  13
1.3    Interpretation ....................................................  13

2.     FACILITIES ........................................................  14

3.     PURPOSE............................................................  15
3.1    Purpose of the Term Loan and Guarantee Facility ...................  15
3.2    Purpose of the Capex Facility .....................................  15
3.3    Purpose of the Overdraft Facility .................................  15
3.4    Undertaking by Newco ..............................................  16
3.5    No liability ......................................................  16

4.     CONDITIONS PRECEDENT ..............................................  16
4.1    Conditions precedent ..............................................  16
4.2    Confirmation of satisfaction ......................................  16

5.     DRAWDOWN ..........................................................  16
5.1    Utilisation of Term Loan and Guarantee Facility ...................  16
5.3    Drawdown of Capex Facility ........................................  17
5.4    Conditions to each Advance ........................................  17
5.5    Drawdown Notice ...................................................  18
5.6    Limitations on the Loan Notes Guarantee ...........................  18
5.7    Conditions of the Loan Notes Guarantee ............................  18
5.8    Loan Notes Guarantee Utilisation Notice ...........................  18
5.9    Counter Indemnity from Newco ......................................  19
5.10   Interest on Payments ..............................................  19

6.     THE OVERDRAFT FACILITY ............................................  19
6.1    Nature of Facility ................................................  19
6.2    Utilisation .......................................................  20

7.     INTEREST ..........................................................  20
7.1    Interest rates ....................................................  20
7.2    Interest Periods ..................................................  20
7.3    Default Interest ..................................................  21
7.4    Fixed Rate Option .................................................  22
7.5    Guarantee Commission ..............................................  23
7.6    Interest, Commission and Fees under the Overdraft Facility ........  23
7.7    Calculation and Payment of Interest ...............................  23
7.8    Bank's Determination ..............................................  24

8.     REPAYMENT OF THE TERM LOAN AND THE CAPEX LOAN .....................  24
8.1    Reduction of the Term Loan Utilised Amount ........................  24
8.2    Repayment of the Capex Advances ...................................  24

9.     PREPAYMENT ........................................................  25
9.1    Mandatory, prepayment on Sale or Listing ..........................  25
9.2    Voluntary, prepayment of Term Loan and Capex Loan .................  25
9.3    No re-borrowing of Term Loan ......................................  26

10.    CANCELLATION OF CAPEX FACILITY ....................................  26
10.1   Cancellation ......................................................  26
10.2   Notice ............................................................  26
10.3   Effect of cancellation ............................................  26
10.    Limitation.........................................................  26

11.    CHANGES 1N CIRCUMSTANCES ..........................................  26
11.1   Illegality ........................................................  26
11.2   Increased Costs ...................................................  27
11.3   Market disruption .................................................  28
11.4   Mitigation ........................................................  29
11.5   Certificates ......................................................  30

12.    PAYMENTS ..........................................................  30
12.1   Funds .............................................................  30
12.2   Payments ..........................................................  30
12.3   Change Of account .................................................  30
12.4   Business Days .....................................................  30
12.5   Currency ..........................................................  30
12.6   Accounts as evidence ..............................................  30
12.7   Partial payments ..................................................  31
12.8   Set-off and counterclaim ..........................................  31
12.9   Grossing-up .......................................................  31

13.    SECURITY ..........................................................  33
13.1   Security Documents ................................................  33
13.2   Interest Rate Protection Agreements ...............................  33

14.    REPRESENTATIONS AND WARRANTIES ....................................  33
14.1   Representations and warranties ....................................  33
14.2   Repetition ........................................................  36

15.    UNDERTAKINGS ......................................................  36
15.1   Information undertakings ..........................................  36
15.2   Positive undertakings .............................................  39
15.3   Negative undertakings .............................................  40
15.4   Financial undertakings ............................................  42

16.    DEFAULT ...........................................................  44
16.1   Default ...........................................................  44
16.2   Acceleration ......................................................  46

17.    SET-OFF ...........................................................  47

18.    FEES AND EXPENSES .................................................  47
18.1   Expenses ..........................................................  47
18.2   Arrangement fee ...................................................  47
18.3   Management Fee ....................................................  47
18.4   Commitment Fee ....................................................  47
18.5   Documentary Taxes indemnity .......................................  48

18.6   VAT ...............................................................  48
18.7   Indemnity payments ................................................  48
18.8   Valuations and appointments .......................................  48

19.    WAIVERS; REMEDIES CUMULATIVE ......................................  48
19.1   No implied waivers: remedies cumulative ...........................  48
19.2   Euro conventions ..................................................  49
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20.      MISCELLANEOUS ...................................................  49
20.1     Severance .......................................................  49
20.2     Counterparts ....................................................  49
20.3     Third Parties ...................................................  49

21.      NOTICES..........................................................  49
21.1     Method ..........................................................  49
21.2     Delivery ........................................................  50
21.3     Addresses........................................................  50
21.4     Deemed receipt ..................................................  50

22.      ASSIGNMENTS AND TRANSFERS .......................................  51
22.1     Benefit of Agreement ............................................  51
22.2     Assignments and transfers by Newco ..............................  51
22.3     Assignments and Transfers by Bank ...............................  51
22.4     Consequences of transfer ........................................  51
22.5     Disclosure of information .......................................  51

23.      INDEMNITIES .....................................................  52
23.1     Breakage costs indemnity.........................................  52
23.2     Currency indemnity ..............................................  52
23.3     General .........................................................  52

24.      LAW..............................................................  53

SCHEDULE I - CONDITIONS PRECEDENT ........................................  54
SCHEDULE 2 - PART I DRAWDOWN NOTICE ......................................  57
             PART II LOAN NOTES GUARANTEE UTILISATION NOTICE .............  58
SCHEDULE 3 - GROUP COMPANIES .............................................  59
SCHEDULE 4 - MANDATORY COST RATE .........................................  60
SCHEDULE 5 - THE PROPERTIES ..............................................  61
SCHEDULE 6 - FIXED RATE CONFIRMATION NOTICE...............................  62

THIS AGREEMENT is made on 6th April 2000

BY:

(1) GLOBAL HEALTHCARE PARTNERS LIMITED, a company incorporated in England and Wales with registered number 3952340 (Newco); and

(2) THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND as the Bank (as that term is more particularly defined below).


IT IS AGREED as follows:

1.     DEFINITIONS AND INTERPRETATION

1.1    DEFINITIONS

       In this Agreement:

       ACCOUNTING PRINCIPLES means the GAAP used in the preparation of the Accounts of Aspen for the Financial Year ended 31st December 1999.

       ACCOUNTS means:

       (a) in relation to Newco, its audited consolidated accounts (including all additional information and notes to the accounts) together with the relevant directors' report and auditors' report; and

       (b) in relation to any other Charging Group Company from time to time, its audited accounts (including all additional information and notes to the accounts) together with the relevant directors' report and auditors' report.

       ACQUISITION AGREEMENT means the sale and purchase agreement dated on or before the date of this Agreement relating to the sale and purchase of Aspen Shares and made between the Vendors (as described therein) as vendors and Newco as purchaser.

       ACQUISITION COSTS means those fees, commissions. costs and expenses properly incurred by Newco in relation to its acquisition of Aspen Shares.

       ACQUISITION DOCUMENTS means:

       (a)    the Acquisition Agreement;

       (b)    the Optionholders Agreement;

       (c)    the Warranty Deed;

       (d)    the Loan Notes; and

       (e)    the Termination Agreement

       but, for the avoidance of doubt. shall not include the Disclosure Letter.

       ACQUISITION GOODWILL means the net goodwill arising on the acquisition of Aspen Shares.

       ACT means the Companies Act 1985.

       ADVANCES means all and each of the Terns Advances and the Capex Advances and ADVANCE shall be construed accordingly.

       ASPEN means Aspen Healthcare Holdings Limited, a company incorporated in England and Wales with registered number 3471084.

       ASPEN SHARES means all the issued share capital in Aspen.

       AUDITORS means, in relation to each Group Company, Arthur Andersen or any other fine of chartered accountants of internationally recognised standing that has been appointed as auditors of such Group Company.

       BANK means The Governor and Company of the Bank of Scotland and its successors in title, assignees and transferees.

       BUSINESS DAY means a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in London.

       CAPEX ADVANCE means the advance made or to be made to Newco under the Capex Facility or, as the case may be, the outstanding principal amount of that advance.

       CAPEX COMMITMENT PERIOD means the period ending on the last Business Day of the period of 24 months from the date of this Agreement or such longer period as the Bank may in its absolute discretion agree.

       CAPEX FACILITY LIMIT means subject to Clauses 8, 9 and l0, pounds sterling 7,000,000.

       CAPEX LOAN means, at any time, the aggregate of all Capex Advances outstanding at that time.

       CAPEX FACILITY means the revolving capital expenditure facility referred to in Clause 2.1(b).

       CAPITAL EXPENDITURE has the meaning given to that term by GAAP but shall exclude those fixed asset additions qualifying as Finance Lease Expenditure.

       "CASHFLOW" means, in respect of the Group in relation to any period, the aggregate of PBITD and Depreciation charged to the profit and loss account for that period:

       (a) plus the net proceeds of fixed assets disposed of during that period to the extent included in the Operating Budget for that period;

       (b) plus any decrease, or minus any increase, in Net Working Capital during that period;

       (c) plus any receipts by way of Extraordinary Items and minus any payments by way of Extraordinary Items, in each case, received or made during that period;

       (d) minus any dividends declared to respect of minority interests for that period;

       (e) plus any dividends received from other fixed assets investment during that period;

       (f) plus income from participating interests in associated undertakings to the extent received in cash and minus any payment made to associated undertakings during that period;

       (g) plus any increase or minus any decrease in provisions for liabilities and charges made in respect of that period;

       (h) minus Capital Expenditure in respect of that period paid or contractually required to be paid during that period which is not funded by any of the Facilities or the proceeds of any further subscription of any shares in Newco;

       (i) plus realised exchange gains and minus realised exchange losses charged during that period to the extent not already taken account of in PBITD for that period; and

       (j) minus the aggregate of all corporation or other similar Taxes paid during that period.

       (For the purposes of this definition: "NET WORKING CAPITAL" means the aggregate of Current Assets, (excluding all of cash at bank and cash in hand, all assets in relation to Tax and accrued interest receivable) less the aggregate of Current Liabilities (excluding moneys due in relation to the Facilities and the Loan Notes and liabilities in relation to Tax. Extraordinary Items and dividends payable): "CURRENT ASSETS" means, in relation to the Group, the aggregate value of its assets which are treated as current assets in accordance with GAAP; and "CURRENT LIABILITIES" means, in relation to the Group, the aggregate value of its liabilities which are treated as current liabilities in accordance with
       GAAP).

       CERTIFIED COPY means, in relation to a document, a copy of that document bearing the endorsement "Certified a true, complete and accurate copy of the original, which has not been amended otherwise than by a document, a Certified Copy of which is attached hereto", which has been signed and dated by a duly authorized officer of the relevant company and which complies with that endorsement.

       CHANGE means, in relation to the Bank (or any company of which the Bank is a Subsidiary), the introduction, implementation, repeal, withdrawal or change in, or in the interpretation or application of, (a) any law, regulation, practice or concession, or (b) any directive, requirement, request or guidance (whether or not having the force of law but if not having the force of law, one which applies generally to a class or category of financial institutions of which the Bank (or that company) forms part and compliance with which is in accordance with the general practice of those financial institutions) of the European Community, any central bank including the European Central Bank, the Financial Services Authority or any other fiscal, monetary, regulatory or other authority.

       CHARGING GROUP COMPANIES means the Group Companies which have granted, or are by the terms of this Agreement to grant, a Guarantee and Debenture; and CHARGING GROUP COMPANY shall be construed accordingly.

       COMPLETION means the completion of the sale and purchase of Aspen Shares pursuant to the Acquisition Agreement.

       COMPLIANCE CERTIFICATE has the meaning given to that term in Clause 15.1(c).

       DANGEROUS MATERIALS means any element or substance, whether consisting of gas, liquid, solid or vapour, identified by any Environmental Law to be, to have been, or to be capable of being or becoming, harmful to mankind or any living organism or damaging to the Environment.

       DEFAULT means any event specified as such in Clause 16.1.

       DEFAULT NOTICE has the meaning given to that term in Clause 16.2.

       DEPRECIATION has the meaning given to that term by GAAP.

       DISCLOSURE LETTER has the meaning given to that term in the Acquisition Agreement.

       DISPOSAL means a sale, transfer or other disposal (including by way of lease or loan) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time.

       DORMANT SUBSIDIARY means, on any given date, a Group Company (a) which has been dormant within the meaning of section 250(3) of the Act for the period of 12 months ending on that date and (b) the value of whose assets does not exceed in aggregate pounds sterling 5,000.

       DRAWDOWN DATE means the date on which an Advance is made, or is proposed to be made.

       DRAWDOWN NOTICE means a notice substantially in the form set out in Part I of Schedule 2.

       EMPLOYMENT CONTRACT means the service agreement of even date herewith made between J.M. Wotherspoon and Newco.

       ENCUMBRANCE means any mortgage, charge, assignment by way of security, pledge, hypothecation, lien, right of set-off retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of granting security) or any other security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create any of the same, or any agreement to sell or otherwise dispose of any asset on terms whereby such asset is or may be leased to or re-acquired or acquired by any Group Company.

       ENVIRONMENT means all or any of the following media: air (including air within buildings or other structures and whether above or below ground); land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of land); land covered with water; and water (including sea, ground and surface water).

       ENVIRONMENTAL LAW means any statutory or common law, treaty, convention, directive or regulation having legal or judicial effect whether of a criminal or civil nature, concerning:

       (a)    pollution or contamination of the Environment:

       (b) harm, whether actual or potential, to mankind and human senses, living organisms and ecological systems;

       (c) tile generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Dangerous Materials; or

       (d) the emission, leak, release or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any Dangerous Material and any matter or thing capable of constituting a nuisance or an actionable tort of any kind in respect of such matters.

       Euro or E means the single currency of Participating Member States.

       EXISTING FACILITIES means:

       (a) a credit agreement dated 4 March 1998 made between (1) Aspen (2) Paracelsus U.K. Limited (which has subsequently changed its name to Aspen Healthcare Limited) and (3) The British Linen Bank Limited, as amended and restated by an amendment and restatement agreement dated 20 April 1999 and made between (1) Aspen (2) Aspen Healthcare Limited and (3) The British Linen Bank Limited; and

       (b)    a credit agreement dated 19 November 1999 made between (1) Aspen
              (2) Aspen Healthcare Limited and (3) the Bank.

       EXPIRY DATE means the earlier to occur of:

       (a)    5 Business Days after 30 September 2003; and

       (b)    the repayment in full of the Loan Notes.

       FACILITIES means the Term Loan and Guarantee Facility, the Capex Facility and the Overdraft Facility; and Facility means any one of them.

       FEES LETTER means the letter dated the same date as this Agreement from the Bank to Newco relating to certain fees payable to the Bank in relation to this Agreement, being described on its face as the "Fees Letter".

       FINAL REPAYMENT DATE means the tenth anniversary of the date of this Agreement.

       FINANCE LEASE means any lease, hire agreement, credit sale agreement, hire purchase agreement, conditional sale agreement or instalment sale, and purchase agreement which should be treated in accordance with SSAP 21 (or any successor to SSAP 21) as a finance lease or in the same way as a finance lease.

       FINANCE LEASE EXPENDITURE means the capital value of any asset the subject of a Finance Lease to which a Group Company is a party.

       FINANCIAL YEAR, in relation to a company, has the meaning given to that expression in section 223 of the Act.

       FINANCING DOCUMENTS means this Agreement, the Interest Rate Protection Agreements and the Security Documents.

       FIXED FUNDS RATE means, in relation to a Fixed Rate Tranche, the fixed rate of interest quoted to Newco by the Bank in accordance with Clause 7.4.

       FIXED RATE CONFIRMATION NOTICE means a notice in substantially the form set out in Schedule 6.

       FIXED RATE PERIOD means, in relation to a Fixed Rate Tranche, the period selected by Newco pursuant to clause 7.4 provided always that no Fixed Rate Period shall be of less than 3 months' duration or extend beyond the Final Repayment Date.

       FIXED RATE TRANCHE means the outstanding amount of the Term Loan in respect of which interest is payable by reference to a Fixed Funds Rate for the duration of a Fixed Rate Period.

       FRS together with a number means the financial reporting standard issued by the Accounting Standards Board for application in England and Wales and identified by reference to that number.

       GAAP means, in relation to a company, accounting principles, concepts, bases and policies generally accepted in the jurisdiction of its incorporation.

       GROUP means Newco, Aspen and each of their respective Subsidiaries, and Group Company means any one of them.

       GUARANTEE AND DEBENTURE means a guarantee and debenture in the agreed form executed or to be executed in favour of the Bank.

       GUARANTEE DEMAND has the meaning given to it in the Loan Notes Guarantee.

       INDEBTEDNESS means, in relation to a person, its obligation (whether present or future, actual or contingent, as principal or surety) for the payment or repayment of money (whether in respect of interest, principal or otherwise) incurred in respect of:

       (a) moneys borrowed or raised (and, for the avoidance of doubt, excluding any equity share capital);

       (b)    any bond, note, loan stock, debenture or similar instrument;

       (c) any acceptance credit, bill discounting, note purchase, factoring or documentary credit facility;

       (d) the supply of any goods or services which is more than 90 days past the expiry of the period customarily allowed by the relative supplier after the due date;

       (e)    any Finance Lease;

       (f) any guarantee, bond, stand-by letter of credit or other similar instrument issued in connection with the performance of contracts;

       (g) any interest rate or currency swap agreement or any other hedging or derivatives instrument or agreement and the amount of such indebtedness in relation to such a transaction shall be calculated by reference to the mark to market value of the same at the relevant time;

       (h) any arrangement pursuant to which any asset sold or otherwise disposed of by that person is or may be leased to or re-acquired by a Group Company (whether following the exercise of an option or otherwise); or

       (i) any guarantee, indemnity or similar insurance against financial loss given in respect of the obligation of any person falling within any of paragraphs (a) to (h) above.

       INSTALMENT has the meaning given to that term in Clause 8.1.

       INSTALMENT REPAYMENT DATE has the meaning given to that term in Clause
       8.1.

       INTERCREDITOR AGREEMENT means the intercreditor agreement executed on or about the date of this Agreement made or to be made between Newco, Aspen, the Bank and the holders of the Loan Notes.

       INTEREST DATE means the last day of an Interest Period.

       INTEREST PERIOD means each period determined in accordance with Clause 7 for the purpose of calculating interest on Advances or overdue amounts.

       INTEREST RATE PROTECTION AGREEMENTS means each agreement entered into or to be entered into for the purpose of hedging at least 50 per cent. of Newco's interest rate liabilities in relation to all or any part of the Term Loan.

       ISSUE DATE means the date on which the Loan Notes Guarantee is issued or is proposed to be issued by the Bank.

       LENDING OFFICE means the office set out under the Bank's name in Clause 21.3, or such other office in the United Kingdom through which the Bank maintains the Facilities under this Agreement.

       LIBOR means, in relation to an Advance or overdue amount and in relation to a particular Interest Period:

       (a) the interest rate for Sterling deposits for a period equal to that Interest Period which appears on the screen display designated as "Page 3750" on the Telerate Service (or such other screen display or service as may replace it for the purpose of displaying British Bankers' Association LIBOR Rates for Sterling deposits in the London interbank market) at or about 11.00 a.m. on the first day of that Interest Period; and

       (b) if no such interest rate appears on the Telerate Service (or such replacement), the rate per annum (rounded upwards to 4 decimal places) at which the Bank was offering Sterling deposits in an amount comparable with that Advance or overdue amount, as the case may be, to leading banks in the London interbank market for a period equal to that Interest Period at or about 11.00 a.m. on the first day of that Interest Period.

       LISTING means:

       (a) the admission of all or any of the share capital of Newco to the Official List of the Stock Exchange becoming effective; or

       (b) the granting of an application by Newco for permission to deal in all or any of the share capital of Newco on the Alternative Investment Market of the Stock Exchange or any other recognised investment exchange (as defined in section 207 of the Financial Services Act 1986) becoming effective.

       LOAN means, at any time, the aggregate of the Term Loan, the Capex Loan and the Overdraft Outstandings.

       LOAN NOTES means the pounds sterling 7,000,000 guaranteed floating rate loan notes due 30th September 2003 of Newco.

       LOAN NOTES DOCUMENTS means the Loan Notes and the Loan Notes Instrument.

       LOAN NOTES GUARANTEE means the guarantee issued or to be issued by the Bank in favour of certain Vendors in respect of the Loan Notes in the agreed form.

       LOAN NOTES GUARANTEED AMOUNT means the maximum original liability of the Bank under the Loan Notes Guarantee.

       LOAN NOTES GUARANTEE UTILISATION means a utilisation of the Term Loan and Guarantee Facility by way of the issue of the Loan Notes Guarantees under Clause 5.8.

       LOAN NOTES GUARANTEE UTILISATION NOTICE means a notice substantially in the form set out in Part 11 of Schedule 2.

       LOAN NOTES INSTRUMENT means the loan notes instrument in the agreed form pursuant to which the Loan Notes are, or are to be, constituted.

       MANAGEMENT means the board of directors of Newco from time to time.

       MANAGEMENT ACCOUNTS has the meaning given to that term in Clause
       15.1(b).

       MANDATORY COST RATE means the rate determined in accordance with
       Schedule 4.

       MARGIN means:

       (a) in respect of the Term Loan and the Guarantee Facility, 1.50 per cent per annum; and

       (b)    in respect of the Capex Facility, 2.00 per cent per annum.

       MATERIAL ADVERSE EFFECT means any effect, event, circumstance or change which is materially adverse to:

       (a) the ability of any Group Company to comply its payment obligations under any Financing Document.

       (b) the ability of Newco to satisfy the financial undertakings in Clause 15.4.1 or

       (c)    the assets of the Group taken as a whole.

       MRI SCANNER means a Magnetic Resonance Imager.

       NET LOAN NOTES GUARANTEED AMOUNT means, at any time, the Loan Notes Guaranteed Amount less the aggregate principal amount of all Loan Notes redeemed or released.

       NEWCO INDEMNITY means the indemnity given by Newco to the Bank under Clause 5.8.

       OPERATING BUDGET means, in relation to the Group and the period starting not later than the date of this Agreement and ending on 31 December 2000, the financial information required by and as set out in Clause 2(b) of
       Schedule 1 to this Agreement and in relation to each successive 12 month period after 31 December 2000 during the Security Period:

       (a)    a projected balance sheet;

       (b)    a projected profit and loss account;

       (c)    a projected cash flow statement; and

       (d) projected covenant calculations relating to each financial undertaking contained in Clause 15.4.

       relative to each such period and on a month by month basis and with Management's commentary drawing on the previous period's performance and forecast market conditions.

       OPTIONHOLDERS AGREEMENT means the agreement dated on or before the date of this Agreement relating to the surrender of certain options and made between the Optionholders (as defined therein) and Aspen.

       OVERDRAFT FACILITY means the overdraft facility referred to in Clause
       2.1 (c) under which overdrafts may be made available to Newco.

       OVERDRAFT LIMIT means, subject to Clause 6.2.2. pounds sterling l,000,000.

       OVERDRAFT OUTSTANDINGS means the aggregate of all amounts outstanding by way of overdraft under the Overdraft Facility.

       PARKSIDE means the freehold property known as 49 Parkside, Wimbledon, as the same is registered at H M Land Registry under title number SGL 345299.

       PARTICIPATING MEMBER STATE means a member state of the European Union which has adopted or adopts the single currency in accordance with the Treaty establishing the European Community (as that Treaty is amended from time to time).

       PARTY means a party to this Agreement.

       PBIDT means, in relation to any period, the consolidated profit of the Group for that period (including, for the avoidance of doubt, Exceptional Items) before Taxation and Total Debt Costs, but excluding:

       (a)    profit attributable to minority interests;

       (b)    Extraordinary Items;

       (c)    any profit or loss arising on the disposal of fixed assets;

       (d)    any amount amortised or charged in respect of Acquisition Costs;

       (e)    amounts written off the value of investments;

       (f)    amounts written off the value attributed to Acquisition Goodwill;

       (g) income from participating interests in associated undertakings and income from any other fixed asset investment;

       (h)    realised and unrealised exchange gains and losses; and

       (i) Depreciation charged to the Group's profit and loss account in respect of such period.

       PERMITTED ENCUMBRANCE means:

       (a)    any Encumbrance created under the Financing Documents:

       (b) any right of set-off or lien, in each case arising by operation of law or in the ordinary course under any banking arrangements;

       (c) any retention of title to goods supplied to a Group Company in the ordinary course of its trading activities; and

       (d) any Encumbrance existing at the date of this Agreement disclosed in writing to the Bank before the date of this Agreement.

       PERMITTED INDEBTEDNESS means:

       (a)    Indebtedness under any Financing Document;

       (b)    Indebtedness under the Loan Notes Documents;

       (c) Indebtedness existing at the date of this Agreement between Group Companies;

       (d)    Indebtedness under any Finance Lease permitted under Clause
              15.4.1(d);

       (e) Indebtedness of any Charging Group Company to another Charging Group Company;

       (f)    Indebtedness of a Group Company permitted under Clause 15.3(f);

       (g) Indebtedness of Newco to USPI existing at the date of this Agreement to a maximum aggregate amount of pounds sterling 22,000,000 or such other amount as the Bank may agree, and

       (h) Indebtedness set out in paragraph (d) of the definition thereof which is being disputed reasonably and in good faith Newco.

       POTENTIAL DEFAULT means an event or omission which, with the giving of any notice, the lapse of time, the determination of materiality or the satisfaction of any other condition, in each case, under Clause 16.1, would be a Default.

       PROPERTIES means all freehold and leasehold properties listed in
       Schedule 5; and Property means any one of them.

       QUALIFYING BANK means an institution which is a bank within the meaning of section 840A of the Income and Corporation Taxes Act 1988.

       QUARTER DATE means each 31st March, 30th June, 30th September, 31st December.

       RESERVATIONS means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Act 1980, the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty may be void, defences of set-off or counterclaim and similar principles.

       RETAINED PROFITS means, in relation to any period, the consolidated net after-tax earnings of the Group for that period after deducting (if not already deducted in the computation of such net earnings) amounts attributable to minorities and extraordinary items.

       SALE means completion of the sale and transfer to any person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) which results in such person or persons together acquiring control of 51 per cent or more of the voting rights attaching to the equity share capital of Newco.

       Security Documents means:

       (a)    Any Guarantee and Debenture executed by a Group Company;

       (b)    The Intercreditor Agreement;

       (c)    The USPI Guarantee; and

       (d) any guarantee and any document creating security executed and delivered after the date of this Agreement as security for any of the obligations and liabilities of Newco and the other Group Companies under any Financing Document.

       SECURITY PERIOD means the period starting on the date of this Agreement and ending on the date on which all of the obligations and liabilities of the Group Companies under each Financing Document are discharged in full and the Bank has no continuing obligation in relation to the Facilities.

       SSAP together with a number means the statement of standard accounting practice issued by the Institute of Chartered Accountants for application in England and Wales and identified by reference to that number.

       STERLING and POUNDS STERLING mean the lawful currency for the time being of the United Kingdom.

       SUBSIDIARY means a subsidiary within the meaning of section 736 of the Act.

       TAXES means all present and future taxes, charges, imposts, duties, levies, deductions, withholdings or fees in the nature of taxes of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed, together with any penalties, additions, fines, surcharges or interest relating thereto save to the extent that such penalties, fines, surcharges or interest arise from a delay or default on the part of the Bank or any subsidiary of the Bank in paying taxes to the relevant taxing authority; and TAX and TAXATION shall be construed accordingly.

       TERM ADVANCE means the advance made or to be made to Newco under the Term Loan and Guarantee Facility or, as the case may be, the outstanding principal amount of that advance, and each advance into which a Term Advance is split after a Drawdown Date pursuant to Clause 7.2.4.

       TERM LOAN means, at any time, the aggregate of all Term Advances outstanding at that time.

       TERM LOAN COMMITMENT PERIOD means the period from, and including, the date of this Agreement to and including the Expiry Date.

       TERM LOAN AND GUARANTEE FACILITY means the term loan and guarantee facility referred to in Clause 2.1(a).

       TERM LOAN AND GUARANTEE FACILITY LIMIT means, subject to Clause 8. pounds sterling 34,000,000.

       TERM LOAN UTILISED AMOUNT means, at any time, an amount equal to the aggregate at that time of (a) the Term Loan and (b) the Net Loan Notes Guaranteed Amount.

       TERMINATION AGREEMENT means the termination agreement dated on or before the date of this Agreement relating to the termination of an investment agreement and made between (1) The Efpep Funds and others (2) John McMurdo Wotherspoon (3) Michael H.A. Broke and (4) Aspen.

       TOTAL DEBT COSTS means, in relation to any period, all interest, commissions, periodic fees and other periodic financing charges relating to Indebtedness payable on a consolidated basis by the Group Companies during that period (including the interest element payable under any Finance Lease) less any interest receivable in respect of cash balances, less any sums receivable or plus any sums payable by Newco under any interest rate protection agreement of whatever description during that period, and for the avoidance of doubt excluding (i) any fees and commission paid in relation to the acquisition of Aspen Shares, (ii) any, interest payable on the Loan Notes and (iii) any amounts amortised on finance costs and issue costs arising from the acquisition of Aspen Shares.

       TOTAL FUNDING COSTS means, in relation to any period, the aggregate of:

       (a)    Total Debt Costs for that period;

       (b) all scheduled repayments of the Term Loan and reductions to the Capex Facility falling due during that period;

       (c)    any dividends declared payable in respect of that period;

       (d)    all interest payable on the Loan Notes in respect of that period;
              and

       (e) the capital element of all rentals or, as the case may be, other payments payable in that period under any Finance Lease entered into by any Group Company.

       TRANSACTION DOCUMENTS means, in relation to a Group Company, each of the following documents to which it is a party; the Financing Documents, the Acquisition Documents and the Loan Notes Documents.

       USPI means United Surgical Partners International, Inc., a corporation incorporated under the laws of the State of Delaware having its principal office at 17103 Preston Road, Suite 200 North, Dallas, Texas 75248 U.S.A.

       USPI GUARANTEE means the guarantee in the agreed form executed or to be executed by USPI in favour of the Bank.

       VAT means value added tax as provided for in the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental to that Act or in any primary or secondary legislation promulgated by the European Community or any official body or agency of the European Community, and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover Tax replacing or introduced in addition to any of the same.

       WARRANTY DEED means the deed of warranty dated on or before the date of this Agreement and made between Newco and John McMurdo Wotherspoon.

1.2    HEADINGS

       The headings in this Agreement are for convenience only and shall be ignored in construing this Agreement.

1.3    INTERPRETATION

       In this Agreement (unless otherwise provided):

       (a) words importing the singular shall include the plural and vice versa;

       (b) references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Agreement;

       (c) references to any Financing Document or any other document shall be construed as references to that Financing Document or that other document, as amended, varied, novated or supplemented, as the case may be;

       (d) references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

       (e) references to a document being IN THE AGREED FORM means that document the form and content of which has been approved by the Bank and which has endorsed on it the words "in the agreed form" and which is initialed by or on behalf of the Bank and Newco;

       (f) references to ASSETS shall include revenues and property and the right to revenues and property and rights of every kind, present, future and contingent and whether tangible or intangible (including uncalled share capital);

       (g) the words INCLUDING and IN PARTICULAR shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

       (h) the words OTHER and OTHERWISE shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

       (i) references to a PERSON shall be construed so as to include that person's assigns, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state;

       (j) Where there is a reference in this Agreement to any amount, limit or threshold specified in Sterling, in ascertaining whether or not that amount, limit or threshold has been attained, broken or achieved, as the case may be, a non-Sterling amount shall be counted on the basis of the equivalent in Sterling of that amount using the Bank's relevant spot rate of exchange:

       (k) accounting terms shall be construed so as to be consistent with GAAP; and

       (1)    References to time are to London time.



2.     FACILITIES

2.1    Subject to the Terms of This Agreement:

       (a) The Bank agrees to make available to Newco a Sterling term loan and guarantee facility in the maximum principal amount of pounds sterling 34,000,000;

       (b) The Bank agrees to make available to Newco a Sterling revolving capital expenditure facility in the maximum principal amount of pounds sterling 7,000,000; and

       (c) The Bank agrees to make available to Newco an overdraft facility in the maximum amount of pounds sterling 11,000,000.

2.2    Notwithstanding Any Other Term of This Agreement:

       (a) the Term Loan Utilised Amount shall not, at any time, exceed the Term Loan and Guarantee Facility Limit;

       (b) the Capex Loan shall not, at any time, exceed the Capex Facility Limit; and

       (c) the Overdraft Outstanding shall not, at any time, exceed the Overdraft Limit.

3.     PURPOSE

3.1    PURPOSE OF THE TERM LOAN AND GUARANTEE FACILITY

3.1.1 Subject to the other terms of this Agreement, the Term Loan and Guarantee Facility is available for utilisation by way of Term Advances and Loan Notes Guarantee Utilisations.

3.1.2  The proceeds of Term Advances shall only be used:

       (a) to pay the consideration payable to the Vendors by Newco for the Aspen Shares purchased by it pursuant to the Acquisition Agreement;

       (b)    to pay the Acquisition Costs;

       (c) to repay the existing indebtedness outstanding under the Existing Facilities; and

       (d) for paying amounts due in respect of the Loan Notes in accordance with Clause 5.1.3.

3.2    PURPOSE OF THE CAPEX FACILITY

       The proceeds of Capex Advances shall only be used:

       (a) to finance the Capital Expenditure requirements of Newco including those in respect of:

              (i) The construction and development of a cancer center at Paradise; and

              (ii)   the purchase of an MRI Scanner and

       (b)    to repay maturing Capex Advances.

3.3    PURPOSE OF THE OVERDRAFT FACILITY

       The Overdraft Facility shall only be used for the general corporate purposes of the Group (but not to make prepayments of the Term Loan).

3.4    UNDERTAKING BY NEWCO

       Newco undertakes that it will only utilise the Facilities as permitted by this Clause 3.

3.5    NO LIABILITY

       The Bank shall not be concerned as to the use or application of the proceeds of the Facilities.

4.     CONDITIONS PRECEDENT

4.1    CONDITIONS PRECEDENT

       Notwithstanding any other term of this Agreement, the Bank shall not be under any obligation to make the Facilities available to Newco unless the Bank has notified Newco that all the conditions set out in Schedule 1 have been satisfied on or prior to 7th April 2000.

4.2    CONFIRMATION OF SATISFACTION

       The Bank shall, at the request of Newco, certify whether or not any one or more of the conditions set out in Schedule 1 have been satisfied or, as the case may be, waived.

5.     DRAWDOWN

5.1    UTILISATION OF TERM LOAN AND GUARANTEE FACILITY

5.1.1 Subject to the other terms of this Agreement, the Term Loan and Guarantee Facility shall be utilised by the drawdown of Term Advances and/or the issue of the Loan Notes Guarantee at any time during the Term Loan Commitment Period when requested by Newco by means of a Drawdown Notice in accordance with Clause 5.4 and/or a Loan Notes Guarantee Utilisation Notice in accordance with Clause 5.7. At close of business on the last day of the Term Loan Commitment Period any part of the Term Loan and Guarantee Facility not drawn down will be cancelled and the Term Loan and Guarantee Facility Limit shall be reduced accordingly.

5.1.2  The following limitations apply to Term Advances:

       (a) the first Drawdown Date of a Term Advance shall be no later than 14 April 2000;

       (b)    the first Term Advance shall be the sum of pounds sterling
              34,000,000;

       (c) no Term Advance shall be made if the making of that Term Advance would result in the Term Loan Utilised Amount exceeding the Term Loan and Guarantee Facility Limit;

       (d) no Term Advance will be made to pay amounts of principal due under the Loan Notes unless simultaneously with the making of that Term Advance the obligations of the Bank to the holder of the relevant Loan Notes are reduced by at least the same amount.

5.1.3 If the Bank makes a demand under the Newco Indemnity under Clause 5.8 in respect of the Loan Notes Guarantee. Newco shall automatically be deemed to have issued a Drawdown Notice for a Term Advance for an amount equal to the amount so claimed by the Bank. The provisions of this Agreement shall apply as if such Drawdown Notice had been duly served by Newco.

5.1.4 A Term Advance may be made under Clause 5.1.3 notwithstanding the occurrence and continuation of a Default or a Potential Default or any of the representations and warranties to be repeated on the relevant Drawdown Date not being correct.

5.2    UTILISATION OF THE CAPEX FACILITY

       Subject to the other terns of this Agreement, Capex Advances shall be made to Newco at any time during the Capex Commitment Period when requested by Newco by means of a Drawdown Notice in accordance with Clause 5.5.

5.3    DRAWDOWN OF CAPEX FACILITY

5.3.1  The following limitations apply to Capex Advances;

       (a) the Drawdown Date of a Capex Advance shall be a Business Day during the Capex Commitment Period:

       (b) the principal amount of a Capex Advance shall be a minimum amount of pounds sterling 100,000 and in an integral multiple of pounds sterling 50,000;

       (c) no Capex Advance shall be made if the making of that Capex Advance would result in the aggregate of all Capex Advances exceeding the Capex Facility Limit;

       (d)    no more than 15 Capex Advances may be outstanding at any one time;
              and

       (e) no Capex Advance shall be made unless the Bank shall have received from Newco evidence in form and substance satisfactory to the Bank that the requested Capex Advance is to be used in accordance with Clause 3.2.

5.3.2 At close of business on the last day of the Capex Commitment Period the Capex Facility shall cease to be available for utilisation.

5.4    CONDITIONS TO EACH ADVANCE

       The obligation of the Bank to make available an Advance is subject to the conditions that on the date on which the relevant Drawdown Notice is given and on the relevant Drawdown Date:

       (a) the representations and warranties in Clause 14 to be repeated on those dates are correct and will be correct immediately after the Advance is made; and

       (b) no Default or Potential Default has occurred and is continuing or would occur on the making of the Advance.

5.5    DRAWDOWN NOTICE

5.5.1 Whenever Newco wishes to draw down an Advance. it shall give a duly completed Drawdown Notice to tile Bank to be received not later than
       11.00 a.m. on the first Business Day before such Drawdown Date.

5.5.2 A Drawdown Notice shall be irrevocable and Newco shall be obliged to borrow iii accordance with its terms.

5.6    Limitations on the Loan Notes Guarantee

       The following limitations apply to the Loan Notes Guarantee:

       (a) the Issue Date shall be a Business Day falling not later than 7 April 2000:

       (b)    it shall be issued by the Bank in tile agreed form:

       (c) without prejudice to paragraph (b) above, the Loan Notes Guarantee shall. unless the Bank otherwise agrees:

              (i)    be denominated in Sterling: and

              (ii) state on its face the maximum amount payable under it, not exceeding pounds sterling 7,000,000 and its expire date:

       (d) the Loan Notes Guarantee shall not be issued if the issuing of it would cause the Term Loan Utilised Amount to exceed the Term Loan and Guarantee Facility Limit; and

       (e) no Loan Note Guarantees shall be issued under which a claim could be made at any time after the Expiry Date.

5.7    CONDITIONS TO THE LOAN NOTES GUARANTEE

       No Loan Notes Guarantee Utilisation Notice may be served and the Bank shall not be under any obligation to issue the Loan Notes Guarantee:

       (a) if a Default or Potential Default has occurred and is continuing or would occur on the issuing of the Loan Notes Guarantee; or

       (b) unless the representations and warranties deemed to be repeated pursuant to Clause 14.2 are, or will be, true and accurate on the date on which the relative Loan Notes Guarantee Utilisation Notice is served.

5.8    LOAN NOTES GUARANTEE UTILISATION NOTICE

5.8.1 If Newco wishes the Loan Notes Guarantee to be issued, it shall give a duly completed Loan Notes Guarantee Utilisation Notice to the Bank to be received not later than 11.00 a.m. on the first Business Days prior to the Issue Date (or such shorter period as the Bank may allow).

5.8.2 Subject always to the other terms of this Agreement, a Loan Notes Guarantee Utilisation Notice shall be a irrevocable.

5.9    COUNTER INDEMNITY FROM NEWCO

5.9.1  Newco shall:

       (a) indemnify and keep indemnified the Bank from and against all actions, suits, proceedings, claims, demands, liabilities, damages, costs, expenses, losses and charges in relation to or arising out of the Loan Notes Guarantee; and

       (b) pay to the Bank on demand the amount of all payments made (whether directly or by way of set-off. counterclaim or otherwise) and all losses, costs and expenses suffered or incurred by the Bank under or by reason of the Loan Notes Guarantee.

5.9.2 The Bank is irrevocably authorised by Newco to comply with the terms of any demand served or purporting to be served on the Bank under the Loan Notes Guarantee without any reference to, or further authority from, Newco and without any enquiry into the justification for that demand or its validity. Any payment which the Bank shall make in accordance or purporting to be in accordance with such a demand shall be binding on Newco and be accepted by Newco as conclusive and binding evidence that the Bank was liable to comply with the terms of such demand and was liable to do so in the manner and for the amount in which the Bank effected such compliance.

5.9.3 The liability of Newco under this Clause 5.9 shall not be discharged, lessened or impaired by any time being given or by any thing being done or other circumstance whatsoever which, but for this provision, would or might operate to exonerate or discharge Newco.

5.9.4  The Newco Indemnity shall constitute and be a continuing security to the
       Bank: and shall extend to the Loan Notes Guarantee as it may be varied, modified, amended or extended.

5.10   INTEREST ON PAYMENTS

       Newco shall pay to the Bank interest on the amount of each payment, loss, cost and expense made, suffered or incurred by the Bank under or by reason of the Loan Notes Guarantee from and including the date upon which such payment, loss, cost or expense is made, suffered or incurred up to and including the date upon which payment or reimbursement of such amount is demanded from Newco. The amount of such interest shall be calculated in accordance with Clause 9.3.

5.11 Subject to the terns of this Agreement, the Bank acting through its Lending Office shall make an Advance available to Newco on the relevant Drawdown Date.

6      THE OVERDRAFT FACILITY

6.1    NATURE OF FACILITY

6.1.1 Subject to the terms of this Agreement, the Overdraft Facility shall be available for utilisation by Newco, provided that yhe Overdraft Facility may be terminated and cancelled.

       (in whole or in part) by the Bank at any time and the Overdraft Limit shall be reduced by the amount so cancelled.

6.1.2 The Overdraft Facility shall be made available by the Bank in a maximum amount equal to the Overdraft Limit.

6.1.3 The Overdraft Facility shall cease to be available on the Final Repayment Date or such earlier date on which it is cancelled in accordance with the terms of this Agreement.

6.1.4 Newco shall complete such mandate and other like documents in respect of the Overdraft Facility as the Bank may reasonably require.

6.1.5 Notwithstanding the terms of this Agreement, the Bank: may review the Overdraft Facility and the Overdraft Limit on an annual basis.

6.2    UTILISATION

6.2.1 Subject to the terms of this Agreement, the Bank agrees to make the Overdraft Facility available on a revolving basis to Newco to be utilised on any, Business Day by way of overdraft on usual banking terms including a term that amounts outstanding by way of overdraft are repayable on demand.

6.2.2 Subject to Clause 6.2.4. no utilisation of the Overdraft Facility under Clause 6.2.1 shall be made if it would result in the Overdraft Outstandings exceeding the Overdraft Limit.

6.2.3 For the avoidance of doubt, the Bank may, without liability, return cheques unpaid if the payment of those cheques would result in a breach of Clause 6.2.2.

6.2.4 The Overdraft Limit may only be increased with the prior consent of the Bank.

7.     INTEREST

7.1    INTEREST RATES

       Interest shall accrue on each Advance from and including the relevant Drawdown Date to but excluding the date the Advance is repaid at the rate determined by the Bank to be the aggregate of:

       (a)    the Margin;

       (b)    LIBOR (or, in the case of a Fixed Funds Tranche, the Fixed Funds
              Rate); and

       (c)    the Mandatory Cost Rate.

7.2    INTEREST PERIODS

7.2.1 Interest payable on each Advance shall be calculated by reference to Interest Periods of 3, 6 or 12 months duration (or such other Interest Period as the Bank may allow) as selected by Newco in accordance with this Clause 7.2.

7.2.2 Newco shall select an Interest Period for a Capex Advance in the relevant Drawdown Notice save in the case of a Capex Advance outstanding after the expiry of the Capex Commitment Period where Newco shall select an Interest Period in the case of any Interest Period subsequent to the Capex Commitment Period by notice received by the Bank no later than 1 Business Day before the commencement of that Interest Period. Newco may select an Interest Period for a Term Advance in either the Drawdown Notice (in the case of the first Interest Period for that Advance) or (in the case of any subsequent Interest Period for that Advance) by notice received by the Bank no later than 1 Business Day before the commencement of that Interest Period.

7.2.3 In respect of Term Advances and, after the last day of the Capex Commitment Period, Capex Advances, interest shall be calculated by reference to successive Interest Periods. The first Interest Period for a Term Advance shall begin on the Drawdown Date relating to that Term Advance. Each succeeding Interest Period for that Term Advance shall begin on the Interest Date of the previous Interest Period.

7.2.4 Newco may, by notice to the Bank at least 2 Business Days before an Interest Date relating to a Term Advance, elect that that Term Advance be split into two or more Term Advances of at least pounds sterling 2,000,000 each (and being multiples of pounds sterling 1,000,000) or such lesser amount equal to the amount of the Instalment falling due on the next Instalment Repayment Date. Any such notice shall specify the Interest Periods applicable to those Term Advances and shall take effect in accordance with its terms from that Interest Date provided that there shall not be more than 3 Term Advances outstanding at any one time.

7.2.5 Subject to the other terms of this Agreement, if the Interest Periods for two or more Term Advances end on the same day those Term Advances shall be deemed to be a single Term Advance from that day.

7.2.6 If Newco fails to select an Interest Period for an Advance in accordance with Clause 7.2.2, that Interest Period shall, subject to the other provisions of this Clause 7, be 3 months.

7.2.7 If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

7.2.8 If an Interest Period begins on the last Business Day in a calendar month or on a Business Day for which there is no numerically corresponding day in the calendar month in which that Interest Period is to end, it shall end on the last Business Day in that later calendar month.

7.2.9 In respect of Term Advances, Newco shall select such Interest Periods to ensure that, on each Instalment Repayment Date, there are Term Advances with an Interest Period ending on that Instalment Repayment Date which are, in aggregate, at least equal to the Instalment due on that Instalment Repayment Date.

7.2.10 If an Interest Period for an Advance would otherwise extend beyond the Final Repayment Date for the Facility under which such Advance is made it shall be shortened so that it ends on the Final Repayment Date relating to that Facility.

7.3    DEFAULT INTEREST

7.3.1 If Newco fails to pay any amount payable under any Financing Document on the due date, it shall (unless otherwise provided in such Financing Document) pay default interest on the overdue amount from the due date to the date of actual payment calculated by reference to successive Interest Periods (each of such duration as the Bank may reasonably select and the first beginning on the relevant due date) at the rate per annum being the aggregate of (a) 1 per cent. per annum, (b) the Margin, (c) LIBOR and (d) the Mandatory Cost Rate.

7.3.2 So long as the overdue amount remains unpaid, the default interest rate shall be recalculated in accordance with the provisions of this Clause
       7.3 on the last day of each such Interest Period and any unpaid interest shall be compounded at the end of each Interest Period.

7.4    FIXED RATE OPTION

7.4.1 Newco may, on at least two Business Days, notice prior to any Interest Date, request the Bank in writing to quote a Fixed Funds Rate in respect of a Term Advance or Term Advances to which such Interest Date relates for a Fixed Rate Period commencing on the expiry of the relevant Interest Period. Any such request shall state the amount and the duration of the proposed Fixed Rate Period. The Bank shall have no obligation to quote any such Fixed Funds Rate, but if it does so it shall contemporaneously specify the method of and latest time for acceptance of such quote.

7.4.2 If Newco accepts a quote made by the Bank under Clause 7.4.1 by the required method and prior to the latest time for acceptance, the Bank shall as soon as reasonably practicable issue a Fixed Rate Confirmation Notice and the proposed conversion shall occur as agreed.

7.4.3 At all times during the relevant Fixed Rate Period, interest shall accrue on the Fixed Rate Tranche at the Fixed Funds Rate and the Mandatory Costs agreed in respect of that Fixed Rate Tranche under this Clause 7.4 and shall be payable 3 monthly in arrears.

7.4.4 The Term Advance or Term Advances to which the Fixed Funds Rate applied shall, upon expiry of the Fixed Rate Period applicable to it, immediately accrue interest in accordance with Clause 7.2.

7.4.5  (a)    Newco expressly acknowledges that the Bank may enter into or may have entered into one or more other arrangements in connection with or by reference to this Agreement on the assumption that its source of funds for payments to be made by it under such other arrangements will be, in whole or in part, payments to be received by it pursuant to this Agreement in respect of each Fixed Rate
              Tranche during the relevant Fixed Rate Period.

       (b)    Accordingly, Newco agrees that in the event of:

              (i) any default in payment by Newco of any sum under this Agreement when due in connection with a Fixed Rate Tranche during the applicable Fixed Rate Period; or

              (ii) the occurrence of any Event of Default and acceleration of repayment of the Fixed Rate Tranche under Clause 16; or

              (iii) any repayment, prepayment or recovery in whole or in part of a Fixed Rate Tranche prior to the last day of the applicable Fixed Rate Period,

              it shall on demand indemnify the Bank without prejudice to any of its other rights under the Security Documents against any cost, loss (including without limitation loss of Margin) expense or liability which the Bank has sustained or incurred.

7.5    GUARANTEE COMMISSION

       Commission in respect of the Net Loan Notes Guaranteed Amount shall:

       (a) accrue from day to day on an amount equal to the Net Loan Note Guaranteed Amount at a rate of 1.00 per cent per annum;

       (b) be calculated on the basis of actual days elapsed and a 365 day year; and

       (c)    be paid by Newco to the Bank in arrear on each Quarter Date.

7.6    INTEREST, COMMISSION AND FEES UNDER THE OVERDRAFT FACILITY

7.6.1 Interest on all amounts outstanding by way of overdraft under the Overdraft Facility shall accrue at the rate of 1.50 per cent per annum over the published base rate of the Bank from time to time.

7.6.2 Interest under Clause 7.6.1 on amounts outstanding by way of overdraft shall be paid by Newco to the Bank on the Bank's usual quarterly charging days.

7.6.3 The Bank may debit all interest, fees and commissions payable by Newco under this Clause 7.6 to any account held by Newco with the Bank.

7.7    CALCULATION AND PAYMENT OF INTEREST

7.7.1 At the beginning of each Interest Period (other than in relation to a Fixed Rate Tranche), the Bank shall notify Newco of the rate and amount of interest payable for the Interest Period (but in the case of any default interest calculated under Clause 7.3, any such notification need not be made more frequently than weekly). Each notification shall set out in reasonable detail the basis of computation of the amount of interest payable.

7.7.2. Interest due from Newco under this Agreement shall:

       (a)    accrue from day to day at the rate calculated under this Clause 7;

       (b) except as otherwise provided in this Agreement be paid by Newco to the Bank in arrear on the last day of each Interest Period, provided that: (i) for any Interest Period which is for longer than 3 months, Newco shall pay interest 3 monthly in arrear during that Interest Period; and (ii) the first Interest Period in relation to a Term Advance drawdown pursuant to Clause 5.1.3 shall be shortened so that it shall expire on the Interest Date which most immediately succeeds that drawdown unless the Bank otherwise agrees;

       (c) be calculated on the basis of the actual number of days elapsed and a 365 day year; and

       (d)    be payable both before and after judgement.

7.8    BANK'S DETERMINATION

       The determination by the Bank of any interest payable under this Clause 7 shall be conclusive and binding on Newco except for any manifest error.

8.     REPAYMENT OF THE TERM LOAN AND THE CAPEX LOAN

8.1    REDUCTION OF THE TERM LOAN UTILISED AMOUNT

       Newco shall reduce the aggregate of the Term Loan Utilised Amount and the Capex Loan by payment to the Bank on each date set out in Column 1 below (each date being an INSTALMENT REPAYMENT DATE) of the amount (each an INSTALMENT) set out in Column 2 below opposite the relevant Instalment Repayment Date (so that the aggregate Term Loan Utilised Amount and the Capex Loan is reduced to zero on or before the Final Repayment Date):

       COLUMN I                               COLUMN 2
       Instalment Repayment Date             Instalment (pounds sterling)

       30th September 2000                     500,000
       31st March 2001                         500,000
       30th September 2001                     500,000
       31st March 2002                         500,000
       30th September 2002                     750,000
       31st March 2003                         750,000
       30th September 2003                     750,000
       31st March 2004                         750,000
       30th September 2004                     750,000
       31st March 2005                         750,000
       30th September 2005                   1,500,000
       31st March 2006                       1,500,000
       30th September 2006                   1,500,000
       31st March 2007                       1,500,000
       30th September 2007                   2,200,000
       31st March 2008                       2,200,000
       30th September 2008                   2,200,000
       31st March 2009                       2,200,000
       30th September 2009                   2,200,000
       Final Repayment Date                 17,500,000

8.1.2 Reductions of the Term Loan Utilised Amount under Clause 8.1 shall be made:

       (a)    first, in repayment of any Term Advances; and

       (b)    second in repayment of any Capex Advances.

8.2    REPAYMENT OF THE CAPEX ADVANCES

8.2.1 Subject to Clauses 8.1 and 8.2.3. each Capex Advance shall be repaid in full on the Interest Date of the Interest Period relating to that Capex Advance.

8.2.2  Subject to the terms of this Agreement, any amounts repaid under Clause
       8.2.1 may be re-borrowed.

8.2.3 If all or part of an existing Capex Advance made to Newco is to be repaid from the proceeds of all or part of a new Capex Advance then, as between the Bank and Newco, the amount to be repaid by Newco shall be set off against the amount to be advanced by the Bank in relation to the new Capex Advance and the party to whom the smaller amount is to be paid shall pay to the other party a sum equal to the difference between the two amounts.

9.     PREPAYMENT

9.1    MANDATORY PREPAYMENT ON SALE OR LISTING

9.1.1 Notwithstanding Clause 8, if so required by the Bank, on any date on which a Sale or a Listing occurs (a PREPAYMENT DATE):

       (a)    the Term Loan shall be repaid in full;

       (b)    all Capex Advances shall be repaid in full;

       (c)    all Overdraft Outstandings shall be repaid in full; and

       (d) the Bank's obligations under this Agreement shall be terminated and the Term Loan and Guarantee Facility Limit, the Capex Facility Limit and the Overdraft Limit shall each be reduced to zero.

9.1.2  On a Prepayment Date, Newco shall in respect of the Loan Notes Guarantee:

       (a) use its reasonable endeavours to procure the release of the Bank from the Loan Notes Guarantee;

       (b) without prejudice to paragraph (a) above, pay to the credit of such account as the Bank shall stipulate an amount in Sterling equal to the Loan Notes Guaranteed Amount and charge such account in favour of the Bank on terms satisfactory to the Bank.

9.1.3 Newco shall give the Bank at least 30 days' (or, in the case of a Sale only. such shorter period as is practicable not being less than 5 days) prior notice of the date upon which a Sale or Listing is proposed to occur.

9.2    VOLUNTARY PREPAYMENT OF TERM LOAN AND CAPEX LOAN

9.2.1 Newco may, by giving the Bank not less than 5 Business Days' prior notice, prepay the whole or part (but if in part, in a minimum amount of pounds sterling 500,000 and an integral multiple of pounds sterling 500,000) of any Term Advance or any Capex Advances on any date subject to the payment of any sums payable pursuant to Clause 23.

9.2.2 Any notice of prepayment shall be irrevocable, shall specify the date on which the prepayment is to be made and the amount of the prepayment, and shall oblige the relevant Borrower to make that prepayment.

9.2.3 Any prepayment shall be made together with accrued interest on the amount prepaid and any amounts payable under Clause 23.1

9.2.4 Each prepayment of the Term Loan under this Clause 9.2 shall be applied against the relevant unpaid Instalments in inverse order of maturity.

9.3    NO RE-BORROWING OF TERM LOAN

       Any amount repaid or prepaid in relation to the Term Loan or, after tile last day of tile Capex Commitment Period, the Capex Loan, may not be re-borrowed and shall reduce the Term Loan and Guarantee Facility Limit or, as the case may be, the Capex Facility Limit by the amount so repaid or prepaid.

10.    CANCELLATION OF CAPEX FACILITY

10.1   CANCELLATION

       Newco may, by giving the Bank not less than 5 Business Days' prior notice, cancel all or part of the unutilised part of the Capex Facility (but if in part, in a minimum amount of pounds sterling 500,000 and an integral multiple of pounds sterling 100,000).

10.2   NOTICE

       Any notice of cancellation shall be irrevocable and shall specify the date on which the cancellation shall take effect and the amount of the cancellation.

10.3   EFFECT OF CANCELLATION

       Newco may not utilise any part of the Capex Facility which has been cancelled. Any cancellation of the Capex Facility shall reduce the Capex Facility Limit by the aggregate amount so cancelled.

10.4   LIMITATION

       Newco may not cancel all or part of the Capex Facility except as expressly provided in this Agreement.

11.    CHANGES IN CIRCUMSTANCES

11.1   ILLEGALITY

       If it is or becomes illegal for the Bank to maintain all or part of the Facilities or to continue to make available or fund any Advance or to issue or leave outstanding any guarantee obligation under the Loan Notes Guarantee, then:

       (a)    the Bank; shall notify Newco; and

       (b)    (i) the Facilities shall be cancelled immediately;

              (ii) the Term Loan and Guarantee Facility shall cease to be available for the issue of the Loan Notes Guarantee.

              (iii) Newco shall use its best endeavours to procure the release of the Bank from any obligation under the Loan Notes Guarantee if outstanding at that time; and

              (iv) Newco shall prepay to the Bank all the Advances (together with accrued interest on the amount prepaid and all other amounts owing to the Bank under this Agreement) within 5 Business Days of demand by the Bank (or, if permitted by the relevant law, on the last day of the Interest Period of the relevant Advances).

       Any such prepayment under paragraph (ii) above shall be subject to Clause 23.1.

11.2   INCREASED COSTS

11.2.1 If, after the date of this Agreement, a Change occurs which causes an Increased Cost (as defined in Clause 11.2.3) to the Bank (or any company of which the Bank is a Subsidiary) then Newco shall pay (as additional interest) to the Bank within 5 Business Days of demand all amounts which the Bank certifies to be necessary to compensate the Bank (or any company of which the Bank is a Subsidiary) for the Increased Cost.

11.2.2 Any demand made under Clause 11.2.1 shall set out in reasonable detail so far as is practicable the nature of the Change and the basis of computation of the Increased Cost.

11.2.3 In this Clause 11.2:

       INCREASED COST means any cost to, or reduction in the amount payable to, or reduction in the return on capital or regulatory capital achieved by, the Bank (or any company of which the Bank is a Subsidiary) to the extent that it arises, directly or indirectly, as a result of the Change and is attributable to all or part of a Facility or any Advance or the funding of any Advance including:

       (a) any Tax Liability (other than Tax on Overall Net Income) incurred by the Bank;

       (b) any changes in the basis or timing of Taxation of the Bank in relation to all or part of a Facility or any Advance or the funding of any Advance;

       (c) the cost to the Bank (or any company of which the Bank is a Subsidiary) of complying with, or the reduction in the amount payable to or reduction in the return on capital or regulatory capital achieved by the Bank (or any company of which the Bank is a Subsidiary) as a result of complying with, any capital adequacy or similar requirements howsoever arising, including as a result of an increase in the amount of capital to be allocated to a Facility or of a change to the weighting of the commitment under a Facility or any Advance;

       (d) the cost to the Bank of complying with any reserve, cash ratio, special deposit or liquidity requirements (or any other similar requirements); and

       (e) the amount of any fees payable by the Bank to any supervisory or regulatory authority.

        TAX LIABILITY means, in respect of any person:

       (a) any liability or any increase in the liability of that person to make any payment of or in respect of Tax;

       (b) the loss of any relief, allowance, deduction or credit in respect of Tax which would otherwise have been available to that person;

       (c) the setting off against income, profits or gains or against any Tax liability of any relief, allowance, deduction or credit in respect of Tax which would otherwise have been available to that person; and

       (d) the loss or setting off against any Tax liability of a right to repayment of Tax which would otherwise have been available to that person.

       For the purposes of this definition of "Tax Liability", any question of whether or not any relief, allowance, deduction, credit or right to repayment of Tax has been lost or set off, and if so, the date on which that loss or set-off took place, shall be conclusively determined by the relevant person.

       TAX ON OVERALL NET INCOME means, in relation to the Bank, Tax (other than Tax deducted or withheld from any payment) imposed on the net profits of the Bank by the jurisdiction in which its Lending Office or its head office is situated.

11.2.4 Newco shall not be obliged to make a payment in respect of an Increased Cost under this Clause 11.2 if and to the extent that the Increased Cost has been compensated for by the payment of Mandatory Cost Rate or the operation of Clause 12.9.

11.2.5 If Newco is required to pay any amount to the Bank under this Clause
       11.2. then, without prejudice to that obligation and so long as the circumstances giving rise to the relevant Increased Cost are continuing and subject to Newco giving the Bank not less than 10 days' prior notice (which shall be irrevocable), Newco may prepay all or part (but if in part in a minimum amount of pounds sterling 500,000 and an integral multiple of pounds sterling 500,000) of the Advances together with accrued interest on the amount prepaid. Any such prepayment shall be subject to Clause 23.1. On any such prepayment the Term Loan and Guarantee Facility Limit and the Capex Facility Limited shall be reduced accordingly.

11.3   MARKET DISRUPTION

11.3.1 If in relation to an Advance and a particular Interest Period:

       (a) the Bank determines that, because of circumstances affecting the London interbank market generally, reasonable and adequate means do not exist for ascertaining LIBOR for that Advance for that Interest Period: or

       (b)    the Bank is of the opinion that:

              (i) matching deposits may not be available to it in the London interbank market in the ordinary course of business to fund that Advance for that Interest Period; or

              (ii) the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR for that Interest Period.

        the Bank shall promptly notify Newco of that event (such notice being a MARKET DISRUPTION NOTICE).

11.3.2 If a Market Disruption Notice applies to a proposed Advance, that Advance shall not be made. Instead, the Bank and Newco shall immediately enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis for calculating tile interest rate for the Advance or for funding the Advance. Any substitute basis agreed by the Bank and Newco shall take effect in accordance with its terms.

11.3.3 If a Market Disruption Notice applies to an outstanding Advance. then:

       (a) the Bank and Newco shall immediately enter into negotiations for a period of not more that 30 days with a view to agreeing a substitute basis for calculating the rate of interest for the Advance or for funding the Advance;

       (b) any substitute basis agreed under Clause 1 1.3.3(a) by the Bank and Newco shall take effect in accordance with its terms;

       (c) if no substitute basis is agreed under Clause 11.3.3(a), then, subject to Clause 11.3.4, the Bank shall certify before the last day of the Interest Period to which the Market Disruption Notice relates a substitute basis for maintaining the Advance which shall reflect the cost to the Bank of funding the Advance from whatever sources it reasonably selects plus the Margin and Mandatory Cost Rate; and

       (d) each substitute basis so certified shall be binding on Newco and the Bank; and treated as part of this Agreement.

11.3.4 If no substitute basis is agreed under Clause 11.3.3(a), then, so long as the circumstances giving rise to the Market Disruption Notice continue and subject to Newco giving the Bank not less than 5 Business Days' prior notice (which shall be irrevocable). Newco may prepay the Advance to which the Market Disruption Notice applies together with accrued interest on the amount prepaid. Any such prepayment shall be subject to Clause 23.1.

11.4   MITIGATION

11.4.1 If any circumstances arise in respect of the Bank which would or upon the giving of notice would, result in the operation of Clause 11.1, 11.2,
       11.3 or 12.9 to the detriment of Newco, then the Bank shall:

       (a) promptly upon becoming aware of those circumstances and their results, notify Newco; and

       (b) in consultation with Newco, take all such steps as it determines are reasonably open to it to mitigate the effects of those circumstances (including changing its Lending Office or consulting with Newco with a view to transferring some or all of its rights and obligations under this Agreement to another bank or other financial institution acceptable to Newco) in a manner which will avoid the circumstances in question and on terms acceptable to Newco and the Bank.

       provided that the Bank shall not be obliged to take any steps which in its opinion would or would reasonably be expected to have an adverse effect on its business or financial condition or the management of its Tax affairs or cause it to incur any material costs or expenses.

11.4.2 Nothing in this Clause 11.4 shall limit. reduce, affect or otherwise qualify the rights of the Bank or the obligations of Newco under Clauses 11.1, 11.2, 11.3 and 12.9.

11.5   CERTIFICATES

       The certificate or notification of the Bank as to any of the matters referred to in this Clause 11 shall be in reasonable detail and shall be conclusive and binding on Newco except for any manifest error.

12.    PAYMENTS

12.1   FUNDS

       All payments under this Agreement shall be made for value on the due date in freely transferable and readily available funds.

12.2   PAYMENTS

12.2.1 Each payment to Newco shall be made to its account at such office or bank as it may notify to the Bank for this purpose by not less than 5
       Business Days' prior notice.

12.2.2 Each payment to the Bank shall be made to The Governor and Company of the Bank of Scotland of 38 Threadneedle Street, London EC2P 2EH for the account of the Bank, account number 85725.

       CHANGE OF ACCOUNT

       Newco or the Bank may change its receiving account by not less than 5 Business Days' notice to the other.

12.4   BUSINESS DAYS

       If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

       CURRENCY

       All payments relating to costs, losses, expenses or Taxes shall be made in the currency in which the relative costs, losses, expenses or Taxes were incurred. Any other amount payable under this Agreement shall, except as otherwise provided, be made in Sterling.

12.6   ACCOUNTS AS EVIDENCE

       The Bank shall maintain in accordance with its usual practice an account which shall, as between Newco and the Bank, be prima facie evidence of the amounts from time to time advanced by, owing to, paid and repaid to the Bank under this Agreement.

12.7   PARTIAL PAYMENTS

12.7.1 If the Bank receives a payment insufficient to discharge all the amounts then due and payable by Newco under this Agreement. the Bank: shall apply that payment towards the obligations of Newco in the following order:

       (a) first, in or towards payment of any unpaid costs and expenses of the Bank under this Agreement;

       (b) second, in or towards payment pro rata of any accrued interest due by Newco but unpaid under this Agreement;

       (c) third, in or towards payment pro rata of any principal due by Newco but unpaid under this Agreement; and

       (d) fourth, in or towards payment pro rata of any other sum due by Newco but unpaid under the Financing Documents.

12.7.2 The Bank may vary the order set out in Clauses 12.7.1(a) to (d).

12.7.3 Clauses 12.7.1 and 12.7.2 shall override any appropriation made by Newco.


12.8   SET-OFF AND COUNTERCLAIM

       All payments by Newco under this Agreement shall be made without set-off or counterclaim.

12.9   GROSSING-UP

12.9.1 Subject to Clause 12.9.2, all sums payable to the Bank pursuant to or in connection with any Financing Document shall be paid in full free and clear of all deductions or withholdings whatsoever except only as may be required by law.

12.9.2 If any deduction or withholding is required by law in respect of any payment due from Newco to the Bank pursuant to or in connection with any Financing Document, Newco shall:

       (a) ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement therefor;

       (b) pay, or procure the payment of, the full amount deducted or withheld to the relevant Taxation or other authority in accordance with the applicable law;

       (c) increase the payment in respect of which the deduction or withholding is required so that the net amount received by the Bank after the deduction or withholding (and after taking account of any further deduction or withholding which is required to be made as a consequence of the increase) shall be equal to the amount which the Bank would have been entitled to receive in the absence of any requirement to make any deduction or withholding; and

       (d) promptly deliver or procure the delivery to the Bank of receipts evidencing each deduction or withholding which has been made.

12.9.3 Newco shall not be required to pay an additional amount under this Clause
       12.9 if the payment in respect of which the deduction or withholding is required is a payment of interest on an Advance and:

       (a) at the time that Advance was made, the Bank was not a Qualifying Bank otherwise than as a consequence of a Change occurring after the date of this Agreement (and the obligation to deduct or withhold would not have arisen if that Advance had been made by a Qualifying Bank); or

       (b) at the time when the interest is paid, the Bank is not beneficially entitled to it or, being beneficially entitled to it, the Bank is not within the charge to United Kingdom corporation tax as respects it otherwise than as a consequence of a Change occurring after the date of this Agreement (and the obligation to deduct or withhold would not have arisen if the Bank had been beneficially entitled to the interest and had been within the charge to United Kingdom corporation tax as respects it).

12.9.4 If the Bank determines, in its absolute discretion, that it has received, realised, utilised and retained a Tax benefit by reason of any deduction or withholding in respect of which Newco has made an increased payment under this Clause 12.9. the Bank shall, provided that it has received all amounts which are then due and payable by the obligors under any Financing Document, pay to Newco (to the extent that the Bank can do so without prejudicing the amount of the benefit or repayment and the right of the Bank to obtain any other benefit, relief or allowance which may be available to it) such amount, if any, as the Bank, in its absolute discretion shall determine, will leave the Bank in no worse position than it would have been in if the deduction or withholding had not been required, provided that:

       (a) the Bank shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilizes any Tax benefit and shall not be obliged to arrange its business or its Tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit;

       (b) the Bank shall not be obliged to disclose any information regarding its business Tax affairs or Tax computations;

       (c)    if the Bank has made a payment to Newco pursuant to this Clause
              12.9.4 on account of any Tax benefit and it subsequently transpires that the Bank did not receive that Tax benefit, or received a lesser Tax benefit, Newco shall, on demand, pay to the Bank such sum as the Bank may determine as being necessary to restore its after-tax position to that which it would have been had no adjustment under this Clause 12.9.4 been made. Any sums payable by Newco to the Bank under this Clause 12.9.4 shall be subject to Clause 18.7.

12.9.5 The Bank shall not be obliged to make any payment under Clause 12.9.4 if, by doing so, it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

12.9.6 If Newco is required to make an increased payment for the account of the Bank under Clause 12.9.2. then, without prejudice to that obligation and so long as such requirement exists and subject to Newco giving the Bank not less than 10 days' prior notice (which shall be irrevocable). Newco may prepay all or part (but if in part in a minimum amount of pounds sterling 500,000 and an integral multiple of pounds sterling 500,000) of the Advances together with accrued interest on the amount prepaid. Any such prepayment shall be subject to Clause 23.1. On any such prepayment the Term Loan and Guarantee Facility Limit and the Capex Facility Limit shall be reduced accordingly.

13.    SECURITY

13.1   SECURITY DOCUMENTS

       The obligations and liabilities of Newco to the Bank under the Financing Documents shall be secured by the interests and rights granted in favour of the Bank under the Security Documents.

13.2   INTEREST RATE PROTECTION AGREEMENTS

       All obligations and liabilities of Newco to the Bank under or in connection with any Interest Rate Protection Agreement shall be treated, for all purposes (other than Clauses 12.7 and 18.1), as obligations and liabilities incurred under this Agreement and, for the avoidance of doubt, Newco's obligations and liabilities under any Interest Rate Protection Agreement shall be secured obligations and liabilities under the Security Documents and for such purposes any reference in any Security Document to the Bank shall be deemed to include the Bank as a party to the relevant Interest Rate Protection Agreements.

14.    REPRESENTATIONS AND WARRANTIES

14.1   REPRESENTATIONS AND WARRANTIES

       Newco represents and warrants to the Bank that:

       (a) STATUS: each Group Company is a limited company duly incorporated under the laws of England and Wales, and it possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets;

       (b) POWERS AND AUTHORITY: each Charging Group Company has power to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to carry out the transactions contemplated by those documents and all necessary corporate, shareholder and other action has been or will be taken to authorise the execution, delivery, and performance of the same;

       (c) BINDING OBLIGATIONS: subject to the Reservations, the obligations of each Charging Group Company under the Transaction Documents constitute its legal, valid, binding and enforceable obligations;

       (d) CONTRAVENTIONS: the execution, delivery, and performance by each Charging Group Company of the Transaction Documents does not:

              (i) contravene any applicable law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;

              (ii) conflict in any material respect with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or any licence or other authorisation to which it is subject or by which it or any of its property is bound; or

              (iii) contravene or conflict with the provisions of its memorandum and articles of association;

       (e) INSOLVENCY: no Group Company has taken any action nor have any steps been taken or legal proceedings been started or threatened against it for winding-up, dissolution or re-organisation, the enforcement of any Encumbrance over its assets or for the appointment of a receiver, administrative receiver, or administrator, trustee or similar officer of it or of any of its assets;

       (f) NO DEFAULT: no Group Company is (nor would be with any of the giving of notice, the lapse of time, the determination of materiality, or the satisfaction of any other condition) in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets in a manner or to an extent which would reasonably be expected to have a Material Adverse Effect;

       (g) LITIGATION: no action, litigation. arbitration or administrative proceeding has been commenced, or, to the best of Newco's information, knowledge and belief, is pending or threatened, against any Group Company which, if decided adversely, would reasonably be expected to have a Material Adverse Effect nor is there subsisting any unsatisfied judgment or award given against any of them by any court, arbitrator or other body which would reasonably be expected to have a Material Adverse Effect;

       (H)    ACCOUNTS:

              (i) each of the latest Accounts is prepared in accordance with GAAP and gives a true and fair view of the financial position of the relevant Charging Group Company as at the date to which they were prepared and for the Financial Year of that company then ended; and

              (ii) each of the latest set of Management Accounts shows with reasonable accuracy the financial position of the Group or as the case may be, the relevant Charging Group Company during the period to which it relates;

       (i) ENCUMBRANCES: no Encumbrance other than a Permitted Encumbrance exists over all or any part of the assets of any Group Company;

       (j) NO ENCUMBRANCES CREATED: the execution of the Financing Documents by the Charging Group Companies and the exercise of each of their respective rights and the performance of each of their respective obligations under the Financing Documents will not result in the creation of, or any obligation to create, any Encumbrance (other than under the Security Documents) over or in respect of any of their assets;

       (k) AUTHORISATIONS: other than the registration of particulars of the Security Documents at the Companies Registration Office pursuant to section 395 of the

              Act, registrations of particulars of the Security Documents at the Land Registry, the giving of notice in respect of any contracts being assigned, the stamping of the Acquisition Agreement, all authorisations, approvals, licences, consents, filings, registrations, payment of duties or taxes and notarisations required.

              (i) for the conduct of the business, trade and ordinary activities of each Group Company except to the extent that failure to make, pay or obtain the same would not have a Material Adverse Effect;

              (ii) for the performance and discharge of the obligations of each Group Company under the Financing Documents to which it is a party; and

              (iii) in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Financing Documents,

        are in full force and effect:

       (1) TAXES: each Group Company has complied with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes except for assessments in relation to the ordinary course of its business or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest Accounts or other information delivered to the Bank under this Agreement;

       (m) ACCOUNTING REFERENCE DATE: the accounting reference date of each Group Company is 31st December;

       (n) CORPORATE STRUCTURE: immediately prior to Completion, Newco has had no Subsidiaries and:

              (i)    the details of Aspen and its Subsidiaries set out in
                     Schedule 3 are accurate and complete in all respects;

              (ii) Aspen has no Subsidiaries other than those companies, relevant details of which arc set out in Part 11 of
                     Schedule 3: and

              (iii) each company (if any) listed in Part 11 of Schedule 3 is a Dormant Subsidiary;

       (o) NEWCO: prior to the date of this Agreement, Newco has not traded nor undertaken any commercial activities of any kind and (except as contemplated by, or otherwise in connection with, this Agreement and the other Transaction Documents and the transactions contemplated by this Agreement or by the other Transaction Documents) has no liabilities or obligations, actual or contingent;

       (p) STATUTORY DECLARATIONS: each of the directors of each company listed in Part 1 of Schedule 3 has properly made the statutory declarations required to be made by him under section 155 of the Act and has otherwise procured compliance with all the relevant provisions of the Act in relation to the lawful giving of financial assistance directly or indirectly for the purpose of reducing or discharging Newco's liability incurred in connection with its acquisition of Aspen Shares;

       (q) ENVIRONMENTAL: each Group Company has and has at all times complied with all applicable Environmental Law, non-compliance with which would reasonably be expected to have a Material Adverse Effect, Every consent, authorisation, licence or approval required under or pursuant to any Environmental Law by each Group Company in connection with the conduct of its business and the ownership, use, exploitation or occupation of its assets the absence or lack of which would reasonably be expected to have a Material Adverse Effect, has been obtained and is in full force and effect, there had been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, and, of the same and, to the best of Newco's information, knowledge and belief, no circumstances have arisen (i) which would entitle any person to revoke, suspend, amend, vary, withdraw or refuse to amend any of the same or (ii) which might give rise to a claim against any Group Company which would reasonably be expected to have a Material Adverse Effect having regard to the cost to that Group Company of meeting such a claim; and

       (r) NO MATERIAL ADVERSE CHANGE: since 31st December 1998 no event has occurred which has had or would be reasonably expected to have a Material Adverse Effect.

14.2   REPETITION

       The representations and warranties set out in Clause 14.1 shall survive the execution of this Agreement and shall be deemed to be repeated as follows:

       (a) each of the said representations and warranties shall be deemed to be repeated on the first Drawdown Date; and

       (b) each of the said representations and warranties (other than those made under Clauses 14.1(c), (f), (g), (i), (j), (k), (1), (m),
              (n), (o), (p), (q), (r) and (s) inclusive) shall be repeated on each Interest Date,

       in each case, as if made with reference to the facts existing at the time of repetition.

15.    UNDERTAKINGS

15.1   INFORMATION UNDERTAKINGS

       Newco undertakes that during the Security Period it shall, unless the Bank otherwise agrees:

       (a) ACCOUNTS: as soon as the same become available (and in any event within 180 days after the end of each of its Financial Years), deliver to the Bank the Accounts for each such Financial Year of Newco, Aspen and each other Charging Group Company together with:

              (i) the unconsolidated profit and loss account for Newco for each such Financial Year; and

              (ii) a copy of the management letter (if any) addressed by the auditors to the directors of each such company in connection with its auditing of the relevant Accounts as soon as reasonably practicable after receipt of the letter by such company:

       (b) Management accounts: as soon as the same become available (and in any event within 45 days after each Quarter Date, deliver to the Bank the management accounts (the MANAGEMENT ACCOUNTS) of Newco (in which case such management accounts shall be consolidated management accounts relating to the Group) and of Aspen and each other Charging Group Company for each such Accounting Period and in such a form as to disclose with reasonable accuracy the financial position of the Group or, as the case may be, the relevant company and which shall include the following information in respect of each such quarter:

              (i)    a statement of profit and loss:

              (ii)   a balance sheet;

              (iii)  a cashfow statement: and

              (iv) a commentary prepared by the Management of the Group's activities during such quarter,

       together with a comparison, where appropriate, of all such information with the estimates, forecasts and projections in the relevant Operating Budget (or any replacement or substitution made therefor) in relation to each such quarter including an analysis justifying any variations therefrom and, if necessary, revised estimates, forecasts and projections:

(c)    OPERATING BUDGETS:

              (i) in the case of Newco only, provide to the Bank (in a format agreed by the Bank prior to tile date of this Agreement) an Operating Budget for each of its Financial Years during the Security Period, within 45 days after the start of each such Financial Year, together with a comparison of the information, estimates, forecasts and projections contained therein with any relevant information, estimates, forecasts and projections provided to the Bank pursuant to Clause 2(b) of Schedule 1 to this Agreement including an analysis justifying any variations therefrom; and

              (ii) if any Group Company shall determine that any of the estimates, forecasts or projections made in relation to any of its Financial Years should be different from those set out in the then current Operating Budget (or any substitution therefor subsequently made and agreed by the
                     Bank), provide to the Bank revised estimates, forecasts or projections in respect of any part of each such Financial Year and such revised estimates, forecasts or projections shall apply immediately following their approval by the boards of directors of the relevant company:

       (d) INFORMATION ON REQUEST: promptly following the Bank's request, provide to the Bank such other information. estimates, forecasts or projections in relation to any

              Group Company and any of their respective businesses, assets, financial condition, ownership or prospects as the Bank may reasonably require:

       (e) COMPLIANCE CERTIFICATES: in the case of Newco only, provide to the Bank within 45 days of each Quarter Date a certificate (a COMPLIANCE CERTIFICATE) executed under the authority of the board of directors of Newco certifying that in relation to the 3 month period ending on each such Quarter Date all the financial undertakings under Clause 15.4 of this Agreement are for the time being complied with and including calculations relating to the financial undertakings set out in Clause 15.4: (For the purpose of this Clause 15.1(e) the calculations shall be made by reference the Management Accounts prepared for the 3 month period in relation to which the relevant Compliance Certificate is to be given and, in relation to a Compliance Certificate given in relation to the last 3 months in any Financial Year of Newco, Newco shall procure that the Auditors shall, if they are so satisfied, confirm when delivering the relevant Accounts, in a confirmation addressed to the Bank, that the calculations contained in the relevant certificate arc in their opinion, based on the Accounts, fair and reasonable provided that if there have been any breaches of those undertakings at any time during the period to which that certificate relates then Newco shall include in that certificate relevant details of all those breaches);

       (f) GAAP: ensure that all Accounts and the Management Accounts submitted to the Bank have been prepared in accordance with GAAP; and

       (g) NOTIFICATION: promptly, upon becoming aware of the same, notify the Bank of:

              (i)    any Default or Potential Default:

              (ii) any litigation, arbitration or administrative proceeding commenced against any Group Company which would reasonably be expected to have a Material Adverse Effect;

              (iii) any Encumbrance (other than a Permitted Encumbrance) attaching to any of the assets of any Group Company;

              (iv) any other occurrence relating to a Group Company (including any third party claim or liability) which would reasonably be expected to have a Material Adverse Effect;

              (v) any individual item of Capital Expenditure incurred by the Group in excess of pounds sterling 250,000; and

              (vi) any Capital Expenditure incurred by the Group in relation to an item which, in relation to such item, exceeds the amount set out in the financial projections provided by Newco to the Bank.

15.2   POSITIVE UNDERTAKINGS

       Newco undertakes that during the Security Period it shall. and it shall procure that each Group Company shall. unless the Bank otherwise agrees

       (a) PAY TAXES: pay and discharge all Taxes and governmental charges payable by or assessed upon it prior to the date on which the same become overdue unless, and only to the extent that. such Taxes and charges shall be contested in good faith by appropriate proceedings. pending determination of which payment may lawfully be withheld, and there shall (if the Auditors so advise) be set aside adequate reserves with respect to any such Taxes or charges so contested in accordance with GAAP.

       (b) INSURANCE: ensure that insurance is maintained in accordance with the Security Documents and, in the case of Aspen Healthcare Limited only, maintain medical mal-practice insurance with an insurance company approved by the Bank (acting reasonably) and Newco will ensure that at all times the aggregate cover for the Group Companies shall not fall below pounds sterling3.000.000 and will. on an annual basis, take proper advice as to whether such cover should be increased (communicating the substance of such advice to the Bank) and will, at the Bank's request, increase the cover in accordance with such advice:

       (c) AUTHORISATIONS: obtain, maintain and comply with the terms of any authorisation, approval, licence, operating certificates, consent, exemption, clearance, filing or registration required:

              (i) for the conduct of its business, trade and ordinary activities. save to the extent that failure to obtain, maintain or comply with the same would reasonably be expected not to have a Material Adverse Effect; and

              (ii) to enable it to perform its obligations under. or for the validity, enforceability or admissibility in evidence of. any Financing . Document;

       (d) ACCESS: upon reasonable notice being given to Aspen by the Bank. permit the Bank and any person (being an accountant, auditor. Solicitor, valuer or other professional adviser of the Bank) authorised by the Bank to have, at all reasonable times during normal business hours. access to the property (including the Properties), premises and accounting books and records of any Group Company and to the Management:

       (e) FURTHER DOCUMENTS: at the request of the Bank. do or procure the doing of all such things and execute or procure the execution of all such documents as are, in the opinion of the Bank, necessary or desirable to ensure that the Bank obtains all its rights and benefits under the Financing Documents:

       (f) DELIVERY OF DECLARATIONS, ETC: within any relevant period laid down in any statute, law or regulation applicable in the United Kingdom make all necessary declarations and deliver all necessary forms and documents required to be delivered to, filed with or registered with any United Kingdom governmental, statutory or other body or agency by it in connection with the Transaction

       Documents and any of the transactions contemplated under the Transaction
       Documents:

       (g) COMPLIANCE WITH ENVIRONMENTAL LAW: comply in all material respects with Environmental Law.

       (h) DANGEROUS MATERIALS: ensure that all Dangerous Materials treated, kept and stored, produced, manufactured, generated, refined or used from, in, upon. or under any of the real property owned by a Group Company are held and kept upon such real property in such a manner and up to such standards as they would be kept by a prudent company carrying on the same trade as that Group Company;

       (i) COMPLIANCE WITH SECTION 151 OF THE ACT: comply in all respects with sections 151 to 158 inclusive of the Act, including in relation to the execution of the Security Documents and the payment of amounts due under this Agreement;

       (j) AUDITORS' CONFIRMATION: use all reasonable endeavours to procure that, within 10 Business Days of the date of appointment as auditors of any Charging Group Company, the relevant accountants deliver to the Bank a letter from such newly appointed auditors confirming that they arc aware of the provisions of Clauses 1 and
              15.4.1 of this Agreement;

       (k) DORMANT COMPANIES: procure that none of the companies set out in Part ll of Schedule 3 cease being a Dormant Subsidiary, other than as a result of a liquidation of any such company which would not be a Default, and do not acquire any assets and do not assume any liabilities or if any such company ceases to be a Dormant Subsidiary, procure that such company delivers a duly executed Guarantee and Debenture to the Bank within 10 Business Days of ceasing to be a Dormant Subsidiary: and

       (l) HEDGING: within 3 months of Completion procure that Newco enter into interest rate protection agreements in accordance with the interest rate management strategy agreed with the Bank before the date of this Agreement in relation to at least 50 percent of the Term Loan and complies with and discharges its obligations and liabilities under those agreements.

15.3   NEGATIVE UNDERTAKINGS

       Newco undertakes that during the Security Period it shall not, and it shall procure that none of the Group Companies shall, unless the Bank: otherwise agrees:

       (a) NEGATIVE PLEDGE: create or permit to subsist any Encumbrance over any of its assets other than Permitted Encumbrances:

       (b) DISPOSAL OF ASSETS: make a Disposal without the prior consent of the Bank other than:

              (i)    in the ordinary course of its trading activities: or

              (ii)   a Disposal to a Charging Group Company; or

              (iii) a Disposal of an asset (not being a Disposal of real property) which is obsolete for the purpose for which such an asset is normally utilised: or

              (iv) a Disposal of cash on terns not otherwise prohibited by this Agreement: or

              (v) a Disposal on arm's length terms where the aggregate value of the assets the subject of a Disposal by Group Companies other than in accordance with paragraphs (i) to
                     (iv) above in any Financial Year of Newco does not exceed pounds sterling 50.000 (for the purposes of this paragraph, the value of any asset shall be the greater of its book value and the consideration received for it):

       (c) CHANGE OF BUSINESS: make any substantial change to the general nature or scope of the business of the Group as a whole from that carried on at the date of this Agrecmcnt;

       (d) MERGERS: enter into (a) any amalgamation, demerger, merger or reconstruction or (b) any joint venture or partnership agreement which relates to a material part of the assets or revenues of the Group taken as a whole:

       (e) FEES: pay any fees or commissions to any person other than (i) on open market terms and for the purpose of and in the ordinary course of its trade or (ii) fees incurred under or in connection with any Transaction Document;

       (f) LOANS: make any loans or grant any credit to or for the benefit of any person. other than:

              (i) amounts of credit allowed by the relevant company in the normal course of its trading activities: or

              (II) loans made by one Charging Group Company to another Charging Group Company: or

              (iii) loans made by a Group Company which is not a Charging Group Company to another such Group Company: or

              (iv) loans made by a Group Company to its employees where such loans do not, when aggregated with all such loans made by all Group Companies, exceed pounds sterling 50,000 at any time:

       (g) INDEBTEDNESS: incur or permit to subsist any Indebtedness other than Permitted Indebtedness:

       (h) INCORPORATION OF SUBSIDIARIES: incorporate any company as its Subsidiary (except where such company upon its incorporation executes, subject to, and to the extent permitted under, all applicable laws, a Guarantee and Debenture (or the equivalent documents (in a form approved by the Bank) under the laws of the jurisdiction of that company's incorporation) and delivers the same to the Bank together with, in the latter case, a legal opinion (in a form and content satisfactory to the Bank) from lawyers appointed by the Bank:

       (i) ACQUISITIONS: acquire any business of, or shares or securities of, any company (other than a Charging Group Company).

       (j) DIVIDENDS: in respect of Newco only, make, pay or declare any dividend or other distribution in relation to any, shares forming part of its issued share capital unless:

              (i) no Default or Potential Default has occurred and is continuing or would occur as a result; and

              (ii) either the aggregate of all such dividends and distributions in any Financial Year of Newco does not exceed 25 per cent. of the retained earnings of Newco in that Financial Year or the amount of any further such dividend or distribution has previously been agreed in writing by the Bank.

       (k) LOAN NOTES: in respect of Newco only pay any interest in respect of the Loan Notes provided that Newco shall pay interest on the Loan Notes in accordance with the terns of the Loan Note Instrument, so long as:

                     (A)    no sum is due and unpaid under this Agreement;

                     (B) no Default or Potential Default has occurred and is continuing;

                     (C) the payment of such interest will not in the period of 6 months immediately following the payment of such interest result in a breach of any of the financial undertakings contained in Clause 15.4.1 and the directors of Newco issue a certificate to the Bank to that effect; and

                     (D) Newco shall have delivered to the Bank one or more Compliance Certificates in relation to the period in respect of which such interest is to be paid (including the provision of any applicable Auditor's confirmation) at least 5 Business Days prior to the date on which such interest on the Loan Notes is to be paid.

       (1) VARIATION OF TRANSACTION DOCUMENTS: permit or effect any variations, novations or amendments to the Loan Note Instrument and the Loan Notes; nor

       (m) OPERATING LEASE PAYMENTS: other than under leases of real property, make a payment under any hire agreement, credit sale agreement, hire purchase agreement, conditional sale agreement or instalment sale and purchase agreement which is not a Finance Lease if the aggregate of all such payments made by the Group Companies will exceed, in any Financial Year of Newco, pounds sterling 200,000

15.4   FINANCIAL UNDERTAKINGS

15.4.1 Newco undertakes to ensure that during the Security Period. unless the Bank otherwise agrees:

       (a)    PBIDT TO TOTAL DEBT COSTS

              PBIDT shall not be less than 200 per cent of Total Debt Costs for each period of 12 months ending on each Quarter Date on or prior to the 31st March 2002 and PBITD shall not be less than 250 per cent of Total Debt Costs for each period of 12 months ending on each Quarter Date after 31st March 2002, the first such 12 month period ending on 30 June 2000:

       (b)    LOAN TO PBIDT

              During the periods set out below. the Loan (which, for the purpose of this Clause 15.4.1(b), prior to the earlier of (i) practical completion of the construction of the cancer centre at Parkside and (ii) the opening of the cancer centre at Parkside, shall be deemed to exclude the Capex Loan) shall not exceed the following percentages of PBIDT:

              (i) for the period of 3 months ending on 30 June 2000, 550 per cent. (calculated on an annualised basis);

              (ii) for the period of 6 months ending on 30 September 2000, 550 per cent. (calculated on an annualised basis);

              (iii) for the period of 9 months ending on 31 December 2000. 550 per cent. (calculated on an annualised basis);

              (iv) for each period of 12 months ending on each Quarter Date after 31 December 2000 but on or prior to 31 March 2002, 550 per cent.;

              (v) for each period of 12 months ending on each Quarter Date after 31 March 2002 but on or prior to 31 March 2004, 500 per cent.; and

              (vi) for each period of 12 months ending on each Quarter Date after 31 March 2004, 450 per cent.

       (c)    FINANCE LEASE EXPENDITURE

              no Group Company shall incur any Finance Lease Expenditure if it would result in the aggregate Finance Lease Expenditure incurred by the Group Companies at any time exceeding pounds sterling 2,500,000; and

       (d)    CASHFLOW TO TOTAL FUNDING COSTS

              the ratio of Cashflow to Total Funding Costs for each period of 12 months ending on the 31st December in each year in each year shall not be less than 1.25:1.

15.4.2 (a)    If the directors of any Group Company determine at any time during the Security Period that the accounting reference date of that Group Company has or should be changed or any of the accounting principles applied in the preparation of any of the Accounts and the Management Accounts shall be different from the Accounting
              Principles, or if as a result of the introduction or implementation of any SSAP or FRS or any change in any of them or in any applicable law such accounting principles are required to be changed. Newco shall promptly give notice to the Bank of that change, determination or requirement.

       (b) If the Bank believes that the financial undertakings set out in this Clause 15.4 need to be amended as a result of any such change, determination or requirement, Newco shall negotiate with the Bank in good faith to amend the existing financial undertakings so as to provide the Bank with substantially the same protections as the financial undertakings set out in this Clause
              15.4 (but which are not materially more onerous).

       (c) If Newco and the Bank cannot agree such amended financial undertakings within 30 days of that notice, Newco and the Bank shall jointly nominate a firm of chartered accountants to settle the amended financial undertakings, or in default of such nomination the Bank shall request the President for the time being of the Institute of Chartered Accountants in England and Wales to nominate a firm of chartered accountants for that purpose. Such accountants shall act as experts and not arbitrators and their decision shall be final and binding on the Parties. The costs of such accountants shall be paid by Newco.

15.4.3 The calculation of ratios and other amounts under this Clause 15.4 shall be made by the Bank by reference to the latest Accounts and Management Accounts of the Group Companies for the Financial Year of Newco. or other period in relation to which the calculation falls to be made. Each determination of the Bank under this Clause 15.4 shall be conclusive and binding on Newco except for any manifest error.

16.    DEFAULT

16.1   DEFAULT

       Each of the following shall be a Default:

       (a) NON-PAYMENT: Newco does not pay on the due date any amount payable by it under this Agreement at the place at and in the currency and funds in which it is expressed to be payable unless the failure to pay such amount is due solely to administrative or technical delays in the transmission of funds and such amount is paid within 3 Business Days after its due date for payment; or

       (b) OTHER DEFAULTS: any Charging Group Company breaches any of its obligations under any Financing Document (other than the obligations referred to in Clause 16.1(a)) and, if that breach is capable of remedy, it is not remedied to the satisfaction of the Bank within 7 Business Days after any Charging Group Company becomes aware of such breach; or

       (c) BREACH OF REPRESENTATION OR WARRANTY: any representation, warranty or statement made or deemed to be repeated by any Charging Group Company under any Financing Document is incorrect when made or deemed to have been repeated; or

       (d) UNLAWFULNESS OR REPUDIATION: it is unlawful for any Charging Group Company to perform or comply with, or any Charging Group Company repudiates, any of its obligations under any Financing Document: or

       (e) CROSS-DEFAULT: any Indebtedness of all or any of the Group Companies in excess of, in aggregate, sterling pounds 150,000:

              (i) is not paid when due or within any originally applicable grace period; or

              (ii) is declared to be or otherwise becomes due and payable prior to its specified maturity,

                     or any creditor of all or any of the Group Companies becomes entitled to declare any such Indebtedness due and payable prior to its specified maturity due to a default or similar culpable occurrence; or

       (f) ATTACHMENT OR DISTRESS: a creditor or encumbrancer attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the assets of any Group Company (having a value of at least pounds sterling 20,000) and such process is not discharged within 7 days save where the same is being contested in good faith and by appropriate action and in a manner consistent with legal advice (Counsel having advised there is a good prospect of success); or

       (g) ENFORCEMENT OF SECURITY: any Encumbrance (which in the case of any right of set-off, lien or retention of title provision is securing Indebtedness in excess of pounds sterling 50,000) over any of the assets of any Group Company becomes enforceable: or

       (h) INABILITY TO PAY DEBTS: any Group Company (other than a Dormant Subsidiary):

              (i) suspends payment of its debts or is unable or admits its inability to pay its debts as they fall due; or

              (ii) begins negotiations with any class of creditors with a view to the readjustment or rescheduling of any of its Indebtedness which it would not otherwise be able to pay when due; or

              (iii) proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors; or

       (i) INSOLVENCY PROCEEDINGS: any person takes am action or any legal proceedings are started or other steps taken (including the presentation of a petition) for:

              (i) any Group Company (other than a Dormant Subsidiary) to be adjudicated or found insolvent; or

              (ii) the winding-up or dissolution of any Group Company other than (A) in respect of a Dormant Subsidiary, (B) in connection with a solvent reconstruction, the terms of which have been previously approved in writing by the Bank, or (C) a winding-up petition which is proved to the satisfaction of the Bank to be frivolous or vexatious and which is, in any event, discharged within 14 days of its presentation and before it is advertised, or

              (iii) the appointment of a trustee, receiver, administrative receiver or similar officer in respect of any Group Company or any of its assets; or

       (j) ADJUDICATION OR APPOINTMENT: any adjudication is made or in relation to any proceeding under Clause 16.1(i)(i) or any order or appointment is made under or in relation to any of the proceedings referred to in Clause 16.1(ii) or (iii); or

       (k) ADMINISTRATION ORDER: an application is made to the court for an administration order under the Insolvency Act 1986 with respect to any Group Company (other than a Dormant Subsidiary); or

       (1) ANALOGOUS PROCEEDINGS: any event occurs or proceeding is taken with respect to any Group Company (other than a Dormant Subsidiary) in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clause 16.1(f), (h), (i), (j) or (k); or

       (m) CESSATION OF BUSINESS: any Group Company (other than a Dormant Subsidiary) suspends, ceases or threatens to suspend or cease to earn, on all or a substantial part of its business; or

       (n) CHANGE OF CONTROL: a person (whether alone or together with any associated person or persons) becomes the beneficial owner of shares in the issued share capital of Newco carrying the right to exercise more than 50 per cent. of the votes exercisable at a general meeting of Newco (for the purposes of this Clause 16.1(n), ASSOCIATED PERSON means, in relation to any person, a person who is (i) "acting in concert" (as defined in the City Code on Takeovers and Mergers) with that person or (ii) a "connected person" (as defined in section 839 of the Income and Corporation Taxes Act 1988) of that person), without the prior written consent of the Bank; or

       (o) MATERIAL ADVERSE CHANGE: any event or series of events occur which has or would reasonably be expected to have a Material Adverse Effect; or

       (p) REDEMPTION OF SHARES BY NEWCO: Newco, without the prior written consent of the Bank, makes any redemption of any of its shares, purchases any of its shares or otherwise reduces its issued share capital.

16.2   ACCELERATION

       If a Default occurs and remains unremedied the Bank may by notice (a DEFAULT NOTICE) to Newco cancel the Facilities and require Newco immediately to repay each Loan (including any Fixed Funds Tranche) together with accrued interest and all other sums payable under this Agreement, whereupon they, shall become immediately due and payable. Upon the service of any Default Notice the Bank's obligations to Newco under this Agreement shall be terminated and the Term Loan and Guarantee Facility Limit, the Capex Facility Limit and the Overdraft Limit shall each be reduced to zero.

16.3 Immediately upon the Bank serving a Default Notice, Newco shall use its reasonable endeavours to procure the release of the Bank from its obligations under the Loan Notes Guarantee.

17.    SET-OFF

       The Bank may set off any matured obligation owed by Newco under any Financing Document against any obligation (whether or not matured) owed by the Bank to Newco, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at the relevant spot rate of exchange of the Bank for the purpose of the set-off.

18.    FEES AND EXPENSES

18.1   EXPENSES

       Newco shall on demand pay all expenses incurred (including legal, valuation and accounting fees but, in relation to paragraphs (a) and (b) below, only to the extent the same arc reasonable in amount), and any VAT on those expenses:

       (a) by the Bank in connection with the negotiation, preparation and execution of the Financing Documents and the other documents contemplated by the Financing Documents;

       (b) by the Bank in connection with the granting of any release, waiver or consent or in connection with any amendment or variation of any Financing Document; and

       (c) by the Bank in enforcing, perfecting, protecting or preserving (or attempting so to do) any of its rights, or in suing for or recovering any sum due from Newco or any other person under any Financing Document, or in investigating any possible Default or Potential Default.

18.2   ARRANGEMENT FEE

       Newco shall pay to the Bank any arrangement fee in accordance with the terms of the Fees Letter. For the avoidance of doubt, all liabilities and obligations of Newco under the Fees Letter shall be deemed to be incurred under this Agreement and shall be secured by the Security Documents.

18.3   MANAGEMENT FEE

       Newco shall pay to the Bank any annual management fee of pounds sterling 15,000 per annum the first of such fees to be payable on the first anniversary of the date of this Agreement and thereafter on each subsequent anniversary of the date of this Agreement.

18.4   COMMITMENT FEE

       Newco shall pay a commitment fee in Sterling to the Bank at the rate of
       1.00 per cent. per annum on the Capex Facility Limit less the aggregate of all Capex Advances. The commitment fee shall be calculated on a day to day basis and a 365 day year in respect of the Capex Commitment Period and shall be payable in arrear on each Quarter Date and also on the last day of the Capex Commitment Period or any earlier date on which the Capex Facility Limit equals zero.

18.5   DOCUMENTARY TAXES INDEMNITY

       All stamp, documentary, registration or other like duties or Taxes. including any penalties, additions, fines, surcharges or interest relating to those duties and Taxes, which are imposed or chargeable on or in connection with any Financing Document shall be paid by Newco. The Bank shall be entitled but not obliged to pay any such duties or Taxes (whether or not they are its primary responsibility). If the Bank does so Newco shall on demand indemnify the Bank against those duties and Taxes and against any costs and expenses incurred by the Bank in discharging them.

18.6   VAT

18.6.1 All payments made by Newco under the Financing Documents are calculated without regard to VAT. If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply (whether that supply is taxable pursuant to the exercise of an option or otherwise) by the Bank, the amount of that payment shall be increased by an amount equal to the amount of VAT which is chargeable in respect of the taxable supply in question.

18.6.2 No payment or other consideration to be made or furnished to Newco by the Bank pursuant to or in connection with any Financing Document or any transaction or document contemplated in any Financing Document may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

18.7   INDEMNITY PAYMENTS

       Where in any Financing Document Newco has an obligation to indemnify or reimburse the Bank in respect of any loss or payment, the calculation of the amount payable by way of indemnity or reimbursement shall take account of the likely Tax treatment in the hands of the Bank (as conclusively determined by the Bank) of the amount payable by way of indemnity or reimbursement and of the loss or payment in respect of which that amount is payable.

18.8   VALUATIONS AND APPOINTMENTS

18.8.1 The Bank may not more than once in any 12 month period (unless a Default is outstanding then it may at any time and from time to time) instruct valuers to undertake a valuation of the Properties or any of them and Newco shall forthwith on demand pay all reasonable fees, costs and expenses of each valuation and shall give to the valuer all such assistance as he may reasonably require to carry out any such valuation including allowing the valuer free access to the Properties on the valuer giving reasonable prior notice that such valuation is to be carried out.

18.8.2 The Bank may at any time and from time to time instruct such independent professional advisers as it may deem necessary for the protection of its interests under the Financing Documents and Newco shall forthwith on demand pay all reasonable fees, costs and expenses of each such appointment.

19     WAIVERS; REMEDIES CUMULATIVE

19.1   NO IMPLIED WAIVERS; REMEDIES CUMULATIVE

       The rights of the Bank: under the Financing Documents

       (a)    may be exercised as often as necessary;

       (b) are cumulative and not exclusive of its rights under the general law; and

       (c)    may be waived only in writing and specifically.

       Delay in exercising or non-exercise of any such right is not a waiver of that right.

19.2   EURO CONVENTIONS

       if Sterling is, or is to be, replaced by the euro, the Bank may notify Newco that any references in this Agreement to a Business Day, day-count fraction or other convention (whether for the calculation of interest, determination of payment dates or otherwise) shall, if different, be amended to comply with any generally accepted conventions and market practice from time to time applicable to euro denominated obligations in the London interbank market. Upon such notification, this Agreement shall be deemed to be amended accordingly.

20.    MISCELLANEOUS

20.1   SEVERANCE

       if any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not effect:

       (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

       (b) the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

20.2   COUNTERPARTS

       This Agreement may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

20.3   THIRD PARTIES

       The parties to this Agreement do not intend that any term of this Agreement should be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999.

21.    NOTICES

21.1   METHOD

       Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by fax or letter.

21.2   DELIVERY

       Any notice or other communication to be given by one Party to the other under this Agreement shall (unless one Party has by 15 days' notice to the other Party specified another address) be given to that other Party at the respective addresses given in Clause 21.3.

21.3   ADDRESSES

       The address and fax number of Newco and the Bank are:

       (A)    Newco:

              Global Healthcare Partners Limited
              Nicon House
              2nd Floor
              21 Worship Street
              London EC2A 2DW

              Attention: The Company Secretary
              Fax:       0207 353 7590

       (B)    the Bank:

              The Governor and Company of the Bank of Scotland
              38 Threadneedle Street
              London
              EC2P 2EH

              Attention: Ian Mitchelmore/Brian Gatward
              Fax:       020 7601 6317

21.4   DEEMED RECEIPT

21.4.1 Any notice or other communication given by the Bank shall be deemed to have been received:

       (a) if sent by fax, with a confirmed receipt of transmission from the receiving machine, on the day on which transmitted;

       (b) in the case of a notice given by hand, on the day of actual delivery; and

       (c) if posted, on the second Business Day following the day on which it was despatched by first class mail postage prepaid.

              provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall be deemed to have been received on the next Business Day.

21.4.2 Any notice or other communication given to the Bank shall be deemed to have been given only on actual receipt.

22     ASSIGNMENTS AND TRANSFERS

22.1   BENEFIT OF AGREEMENT

       This Agreement shall be binding upon and enure to the benefit of each Party and its successors and assigns.

22.2   ASSIGNMENTS AND TRANSFERS BY NEWCO

       Newco shall not be entitled to assign or transfer any of its rights or obligations under this Agreement.

22.3   ASSIGNMENTS AND TRANSFERS BY BANK

22.3.1 Subject to Clause 22.3.2. the Bank may at any time, with the prior written consent of Newco (such consent not to be unreasonably withheld or delayed), assign any of its rights and benefits under the Financing Documents, or transfer any of its rights and obligations under the Financing Documents to another Bank; or other financial institution which is a Qualifying Bank provided that:

       (a) the Bank or any other member of the Bank of Scotland Group (as defined in Clause 22.3.2 below) shall not assign or transfer to more than 3 banks or other financial institutions;

       (b) the Bank or any other member of the Bank of Scotland Group shall retain not less than 50 per cent. of the Loan following any such assignment or transfer; and

       (c) the amount that is assigned or transferred is not less than pounds sterling 2,000,000.

22.3.2 Notwithstanding Clause 22.3.1, no consent of Newco shall be required if the Bank assigns any of its rights and benefits under the Financing Documents or transfers any of its rights and obligations under the Financing Documents to any member of the Bank of Scotland Group. For the purposes of this Clause 22 BANK OF SCOTLAND Group means The Governor and Company of the Bank of Scotland and any of its Subsidiaries from time to time.

22.4   CONSEQUENCES OF TRANSFER

       Newco shall be under no obligation to pay any greater amount under this Agreement following an assignment or transfer by the Bank of any of its rights or obligations pursuant to this Clause 22 if, in the circumstances existing at the time of such assignment or transfer, such greater amount would not have been payable but for the assignment or transfer.

22.5   DISCLOSURE OF INFORMATION

       The Bank may disclose to its professional advisors, any member of the Bank of Scotland Group, and to any person with whom it is proposing to enter, or has entered into, any kind of assignment, transfer, novation or participation in relation to this Agreement, any information which the Bank has acquired, under or in connection with any financing Document. provided that such assignee, transferee or sub-participant agrees to keep such information confidential.

23.    INDEMNITIES

23.1   BREAKAGE COSTS INDEMNITY

       Newco shall indemnify the Bank on demand against any loss or expense (including any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under this Agreement, any amount repaid or prepaid under this Agreement or any Advance but excluding loss of Margin) which the Bank; has sustained or incurred as a consequence of:

       (a) an Advance not being made following the service of a Drawdown Notice (except as a result of the failure of the Bank to comply with its obligations under this Agreement);

       (b) the failure of Newco to make payment on the due date of any sum due under this Agreement;

       (c)    the occurrence of any Default or the operation of Clause 16.2, or

       (d) any prepayment or repayment of an Advance otherwise than on an Interest Date relative to that Advance.

23.2   CURRENCY INDEMNITY

23.2.1 Any payment made to or for the account of or received by the Bank in respect of any moneys or liabilities due, arising or incurred by Newco to the Bank in a currency (the CURRENCY OF PAYMENT) other than the currency in which the payment should have been made under this Agreement (the CURRENCY OF OBLIGATION) in whatever circumstances (including as a result of a judgment against Newco) and for whatever reason shall constitute a discharge to Newco only to the extent of the Currency of Obligation amount which the Bank is able on the date of receipt of such payment (or if such date of receipt is not a Business Day, on the next succeeding Business Day) to purchase with the Currency of Payment amount at its spot rate of exchange (as conclusively determined by the Bank) in the London foreign exchange market.

23.2.2 If the amount of the Currency of Obligation which the Bank is so able to purchase falls short of the amount originally due to the Bank under this Agreement, then Newco shall immediately on demand indemnify the Bank against any loss or damage arising as a result of that shortfall by paying to the Bank that amount in the Currency of Obligation certified by the Bank: as necessary so to indemnify it.

23.3   GENERAL

23.3.1 Each indemnity in this Clause 23 shall constitute a separate and independent obligation from the other obligations contained to this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under this Agreement or under any such judgment or order.

23.3.2 The certificate of the Bank; as to the amount of any loss or damage sustained or incurred by it shall be conclusive and binding on Newco except for any manifest error.

24.    LAW

       This Agreement is governed by and shall be construed in accordance with English law.

IN WITNESS whereof the Parties have caused this Agreement to be duly executed on the date set out above.

                                   SCHEDULE 1

                              CONDITIONS PRECEDENT

The conditions referred to in Clause 4.1 are as follows:

1.     DELIVERY OF CERTIFIED COPIES

       The Bank shall have received a Certified Copy of each of the following in form and substance satisfactory to it:

       (a) the certificate of incorporation (and any relative certificate of incorporation on change of name) of USPI and each of the companies listed in Part I of Schedule 3;

       (b) the memorandum and articles of association of each of USPI and the companies listed in Part I of Schedule 3;

       (c) the minutes of a meeting of the board of directors of USPI and each of the companies listed in Part I of Schedule 3:

              (i) approving and authorising the execution, delivery and performance of each Transaction Document to which it is to be a party on the terms and conditions of those documents subject always, where appropriate, to the provisions of sections 151 to 158 (inclusive) of the Act:

              (ii) showing that the relevant board meeting was quorate, that due consideration was given by all the relevant directors present of the relevant company's obligations and liabilities arising under those documents and that all declarations of interests required in connection with any Transaction Document to which it is to be a party were made; and

              (iii) authorising any director whose name and specimen signature is set out in those minutes or in a separate certificate to sign or otherwise attest the execution of those documents and any other documents to be executed or delivered pursuant to those documents; and

       (d) the statutory declarations made for the purpose of section 155 of the Act in the prescribed form by all of the directors of each of the companies listed in Part I of Schedule 3 (with the exception of Newco) together with a Certified Copy of each statutory report by the auditors of each of those companies required under section 156(4) of the Act and a special resolution of the members of Aspen; and

       (e)    the register of directors of each of the companies listed in
              Part I of Schedule 3 and the register of members of Aspen;

       (f) each of the following documents duly executed by the parties thereto:

              (i)    the Acquisition Documents;

              (ii)   the Disclosure Letter;

              (iii)  Employment Contract; and

              (iii)  the Loan Notes Instrument;

       (g) a special resolution of the members of Aspen amending the articles of association of Aspen so as to remove the pre-emption rights on transfer of shares; and

       (h) a special resolution of the members of Aspen Healthcare Limited amending the memorandum of association of Aspen Healthcare Limited so as to include a power to charge in support of guarantee.

2.     DELIVERY OF ORIGINAL NON-SECURITY DOCUMENTATION, ETC.

       The Bank shall have received each of the following in form and substance satisfactory to it:

       (a) in relation to Aspen, the Management Accounts for the two month period ending on 28 February 2000 and its Accounts for the Financial Year ending 31st December 1999;

       (b) written details of Newco's working capital arrangements and its proposals for funding the cancer centre at Parkside together with details of Newco's base capital expenditure programme for the period to 31st December 2001 and written details of the Group's businesses and operations for the 2 Financial Years of the Group up to (and including) the Financial Year ending 31 December 2002;

       (c) a pro forma balance sheet of Newco showing its balance sheet after its acquisition of the Aspen Shares;

       (d) evidence that an interest rate management strategy has been agreed;

       (e) evidence that Newco has contributed a minimum of pounds sterling 21,351,000 from its own resources (obtained by way of subordinated debt and/or the proceeds of the subscription for shares in Newco) towards the acquisition of the Aspen Shares;

       (f) a letter from the Auditors addressed to the Bank, confirming that they are aware of the provisions of Clauses 1 and 15.4.1 of this Agreement;

       (g) the arrangement fee and initial management fee payable on the date of this Agreement in accordance with Clauses 18.2 and 18.3;

       (h) a legal opinion from Messrs Akin, Gump, Strauss, Hauer & Feld in relation to USPI and matters of Delaware and Texas law;

       (i) evidence of the appointment by USPI of agents for service of process in relation to the USPI Guarantee;

       (j) evidence of the effective release and discharge of all mortgages, charges and liens affecting Newco's interests in the Properties;

       (k) appropriate land registry application forms duly completed and accompanied by all necessary Land Registry fees;

       (l) the results of H.M. Land Registry Searches in favour of the Bank, on the appropriate forms against all of the registered titles comprising Newco's interests in the Properties giving not less than ten Business Days' priority beyond the date of the Guarantee and Debenture and showing no adverse entries; and

       (m) all necessary P.D. Forms in relation to any stamp duty (including any denoting fees) payable in connection with the transfer of the Properties to Newco duly completed accompanied by that stamp duty

3.     DELIVERY OF SECURITY DOCUMENTS

       The Bank shall have received each of the following in form and substance satisfactory to it:

       (a) a Guarantee and Debenture duly executed by each of the companies listed in Part 1 of Schedule 4:

       (b)    the USPI Guarantee; and

       (c)    the Intercreditor Agreement duly executed by the parties thereto,

       together with, in each case, all documents deliverable with them.

                                   SCHEDULE 2

                                     PART 1

                                 DRAWDOWN NOTICE

To:   THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND
From: GLOBAL HEALTHCARE PARTNERS LIMITED


                                                                         *[date]



Dear Sirs,

CREDIT AGREEMENT DATED *(THE CREDIT AGREEMENT)

Terms defined in the Credit Agreement have the same meaning in this notice.

We request the Advance to be drawn down under the Credit Agreement as follows:

1.     Advance: Term Advance/Capex Advance

2.     Amount of Advance:

3.     Drawdown Date:

4.     Duration of Interest Period:

5.     Payment instructions:
       (if applicable)

We confirm that today and on the Drawdown Date:

(a) the representations and warranties in Clause 14 to be repeated are and will be correct; and

(b) no Default or Potential Default has occurred and is continuing or will occur on the making of the Advance.

SIGNED




For and on behalf of
GLOBAL HEALTHCARE PARTNERS LIMITED

(a company incorporated in England and Wales under number 3952340)

                                   SCHEDULE 2

                                     PART II

                     LOAN NOTES GUARANTEE UTILISATION NOTICE

To:   THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND
From: GLOBAL HEALTHCARE PARTNERS LIMITED

                                                                         *[date]




Dear Sirs,

CREDIT AGREEMENT DATED *(THE CREDIT AGREEMENT)

Terms defined in the Credit Agreement have the same meaning in this notice.

We hereby request the Loan Notes Guarantee to be issued under the Term Loan and Guarantee Facility in the agreed form:

(a)    Issue Date:

(b)    Amount of Loan Notes Guarantee:

(c)    Expiry date of Loan Notes Guarantee: 30th September 2003

We confirm that today and on the Issue Date:

(i) the representations and warranties in Clause l4 to be repeated are and will be correct; and

(ii) no Default or Potential Default has occurred and is continuing or will occur on the issue of the Loan Notes Guarantee

SIGNED

For and on behalf of
GLOBAL HEALTHCARE PARTNERS LIMITED

(a company incorporated in England and Wales under number 3952340)

                                   SCHEDULE 3

                                    THE GROUP

                        PART I - CHARGING GROUP COMPANIES

NAME                       JURISDICTION OF INCORPORATION         SHARES OWNED BY
                           AND REGISTERED NUMBER

Newco                      England and Wales                     USPI
                           Registered Number 3952340

Aspen                      England & Wales                       Newco
                           Registered number 3471084

Aspen Healthcare Limited   England & Wales                       Aspen
                           Registered number 2140182



                         PART II - DORMANT SUBSIDIARIES

NAME                         JURISDICTION OF INCORPORATION   SHARES OWNED BY
                             AND REGISTERED NUMBER

Paracelsus England Limited   England and Wales               Aspen Healthcare Limited
                             Registered number 1913617

Parkside Hospital Limited    England and Wales               Aspen Healthcare Limited
                             Registered number 1328198

Holly House Hospital         England and Wales               Aspen Healthcare Limited
Limited                      Registered number 1340973

Hillside Holdings Limited    England and Wales               Aspen Healthcare Limited
                             Registered number 2320361

Hillside Hospital Limited    England and Wales               Aspen Healthcare Limited
                             Registered number 2292605

                                   SCHEDULE 4

                               MANDATORY COST RATE

(a) The Mandatory Cost Rate for an Advance for each Interest Period shall be the rate calculated by the Bank in accordance with the following formula:

       Mandatory Cost Rate = BY + S(Y- Z) + F x 0.01% per annum
                             -----------------------
                                    100-(B+S)

       where on the day of application of the formula:

       B is the percentage of the Bank's eligible liabilities (in excess of any stated minimum) which the Bank of England requires the Bank to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

       Y      is LIBOR for the relevant Interest Period;

       S is the percentage of the Bank's eligible liabilities which the Bank of England requires the Bank to place as a special deposit;

       Z is the interest rate per annum allowed by the Bank of England on special deposits; and

       F is the charge payable by the Bank to the Financial Services Authority under the Fees Regulations expressed in pounds per pounds sterling 1 million of the fee base of the Bank.

(b)    For the purposes of this Schedule:

       (i) ELIGIBLE LIABILITIES and SPECIAL DEPOSITS have the meanings given to them at the time of application of the formula by the Bank of England;

       (ii)   FEE BASE has the meaning given to it in the Fees Regulations; and

       (iii) FEES REGULATIONS means any regulations governing the payment of fees for banking supervision.

(c) In the application of the formula, B, Y, S and Z shall be included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%. BY is calculated as 0.5 x 15.

(d)    (i)    The formula shall be calculated on the first day of the relevant
              Interest Period.

       (ii) Each rate calculated in accordance with the formula shall, if necessary, be rounded upward to 4 decimal places.

(e) If the Bank determines that a change in circumstances has rendered, or will render, the formula inappropriate, the Bank shall notify Newco of the manner in which the Mandatory Cost Rate will subsequently be calculated. The manner of calculation so notified by the Bank shall, in the absence of manifest error, be binding on the Parties.

                                   SCHEDULE 5

                                 THE PROPERTIES

1. All freehold land known as Holly House Hospital, High Road, Buckhurst Hill, registered at H.M. Land Registry under title number EX193541.

2. All freehold land known as 25 High Road, Buckhurst Hill, registered at H.M. Land Registry under title number EX508759.

3. All freehold land lying to the east of Parkside, Wimbledon. registered at H.M. Land Registry under title number TGL111982.

4. All freehold land known as 53 Parkside, Wimbledon, registered at H.M. Land Registry under title number SY135685.

5. All freehold land known as 49 Parkside, Wimbledon, registered at H.M. Land Registry under title number SGL345299.

                                   SCHEDULE 6

                         FIXED RATE CONFIRMATION NOTICE

To:  Global Healthcare Partners Limited
     Nicon House
     2nd Floor
     21 Worhip Street
     London EC2A 2DW

                                                                  Date:



                     FIXED RATE OPTION - CONFIRMATION NOTICE

We refer to our credit agreement dated [ ] (the AGREEMENT). Terms defined therein shall have the same meanings in this Fixed Rate Confirmation Notice.

We refer to the Term Advance(s) to be converted and confirm that, as agreed between us, the interest rate applicable to such Fixed Rate Funds will be [ ] per cent per annum for the Fixed Rate Period of [ ] months.

Please countersign, date and return to us the duplicate of this Fixed Rate Confirmation Notice to record the terms of the agreed interest rate and Fixed Rate Period.

Any failure to countersign shall not in any way affect the operation of the provision of clause 7.4 of the Agreement and the fixed rate referred to above shall apply notwithstanding any such failures.

Yours faithfully,




_________________________
For and on behalf of
THE GOVERNOR AND COMPANY
OF THE BANK OF SCOTLAND




Countersigned and acknowledged for and on behalf of Global Healthcare Partners Limited

_________________________                       Date ___________________________
Director/Secretary

NEWCO


SIGNED by                      )
/s/ ILLEGIBLE                  )
for and on behalf of           )
GLOBAL HEALTHCARE              )
PARTNERS LIMITED               )





THE BANK

SIGNED by                      )
/s/ BRIAN EDWARD GATWARD       )
for and on behalf of           )
THE GOVERNOR AND COMPANY       )
OF THE BANK OF SCOTLAND        )